Exhibit 10.1
ASSET PURCHASE AGREEMENT
by and among
UBISOFT HOLDINGS, INC.
and
UBISOFT ENTERTAINMENT LIMITED
as the Purchasers
and
ATARI, INC.
and
REFLECTIONS INTERACTIVE LIMITED
as the Sellers
Dated as of July 13, 2006

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and dated as of July 13, 2006 (the “Execution Date”), by and among Ubisoft Holdings, Inc., a Delaware corporation (“Holdings”), a wholly-owned subsidiary of Ubisoft Entertainment S.A., a société anonyme, and Ubisoft Entertainment Limited, a company incorporated in the United Kingdom (“Entertainment Limited”) (Holdings and Entertainment Limited, referred to herein collectively as the “Purchasers”), and Atari, Inc., a Delaware corporation (“Atari”), which is a majority-owned subsidiary of Infogrames Entertainment, S.A. (“Infogrames”), a société anonyme, and Reflections Interactive Limited, a company incorporated in the United Kingdom (the “Company”), a wholly-owned subsidiary of Atari (the Company, referred to herein collectively with Atari as the “Sellers,” and the Sellers are sometimes referred to individually herein as a “Seller”). The Purchasers and the Sellers are collectively referred to as the “Parties.”
RECITALS
     WHEREAS, the Company is engaged in the business of developing consumer entertainment software products;
     WHEREAS, the Sellers desire to sell, and the Purchasers desire to purchase, all or substantially all of the assets of the Company, and certain assets of Atari used in connection with the Company’s business and/or the Driver Games and Franchise, as hereinafter defined, and, in connection therewith, the Purchasers are willing to assume certain liabilities related to the Company’s business and/or the Driver Games and Franchise, in each case on the terms and conditions expressly set forth herein;
     WHEREAS, simultaneously with the closing of the transactions contemplated hereby, the Purchasers and the Sellers will enter into certain collateral agreements as provided herein; and
     WHEREAS, the Purchasers and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     For purposes of this Agreement, unless defined in this Article I, capitalized terms shall have the meaning assigned to them elsewhere herein:

     “Acquired Assets” shall have the meaning assigned to it in Section 2.1(a).
     “Acquired Contracts” shall have the meaning assigned to it in Section 3.6.
     “Acquired Future Revenues” shall mean the amounts to be paid and/or accounts receivable of the Sellers that accrue under Acquired Contracts after the applicable Sell-Off Period set forth in Section 5.1(e) and Section 5.1(f), which are listed in Section 2.1(a)(i) and (ii) of the Disclosure Schedule, and which are not related to the allowed sale of Inventory of the Sellers with respect to the Games. By way of example, but not limitation, any advances, guarantee payments or royalties that Sorrent, now known as Glu Mobile, would have paid to the Sellers after the applicable Sell-Off Period shall now be paid directly to the Purchasers or their assignees by Sorrent, now known as Glu Mobile, as part of the Acquired Future Revenues. For the sake of clarification, any and all revenues from the Driver Games and Franchise movie rights (e.g., Constantin Agreements) shall not be deemed part of the Acquired Future Revenues hereunder, but shall be deemed part of the Acquired Assets which are not subject to any Sell-Off Period and which are directly due and payable to the Purchasers on or after the Closing.
     “Acquisition Proposal” shall mean (a) any proposal for a merger or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any voting securities of the Company, unless the acquirer of the equity interest or voting securities agrees to cause the Company to fulfill its obligations under this Agreement, or a substantial portion of the assets of the Company (other than in the ordinary course of business) or (b) directly or indirectly, in any way, contact, initiate, enter into, or conduct any discussions or negotiations, or enter into any agreements, whether written or oral, with any Person with respect to a transaction of the type described in clause (a) or any other transaction that would interfere with the sale of any of the Acquired Assets in the Contemplated Transaction.
     “Affiliate” shall mean, when used with reference to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, except that for the purposes of any requirement that the Sellers and their Affiliates take or not take an action, the term Affiliate will not include Infogrames Entertainment S.A. or its subsidiaries.
     “Assumed Liabilities” shall have the meaning assigned to it in Section 2.2(a).
     “Bill of Sale” shall mean that certain Bill of Sale, Assignment and Assumption Agreement to be executed by the Sellers and the Purchasers concurrently with the Closing as provided in Section 2.9(a)(i).
     “Business Day” shall mean any day other than Saturdays, Sundays and days when commercial banks are authorized to be closed in New York, New York or Paris, France.

     “Closing Date” shall have the meaning assigned to it in Section 2.9(a).
     “Company’s Business” shall mean the Company’s business of developing certain consumer entertainment software products, including but not limited to the Driver Games and Franchise, as defined below; provided, however, the Company’s Business does not include the “Transporter” licensed videogame.
     “Consents” shall mean all consents required under this Agreement, including, but not limited to, Consents that may be required under the terms of the Acquired Contracts in order for such Acquired Contracts to be conveyed or assigned to the Purchasers or Consents that may be required so that the Purchasers may fully exploit the Acquired Assets.
     “Contemplated Transactions” shall mean the purchase of the Acquired Assets and assumption of the Assumed Liabilities as per this Agreement and the Related Agreements.
     “Contracts” shall mean contracts, undertakings, commitments or agreements, including Acquired Contracts and Retained Contracts.
     “Copyrights” shall mean U.S. and foreign copyrights whether registered or unregistered, and pending applications to register the same, including but not limited to the items listed in Section 3.8(a) of the Disclosure Schedule.
     “Driver Games and Franchise” shall mean (a) the actual action-driving video games consisting of Driver, Driver 2, Driv3r and Driver: Parallel Lines (Driver 4) (all versions thereof, languages and platforms) that have been developed, produced, licensed, manufactured and/or sold by the Sellers, their Affiliates or sublicensees (each a “Game” and collectively, the “Games”), and any and all versions (existing or under development), sequels, prequels, and derivatives thereof, in any language for any and all platforms now known or hereinafter devised, and (b) all Software and Intellectual Property Rights, Tangible Personal Property, Contracts and other rights thereto, which include, without limitation, the Source Code, Tools, Technology and Engines, Copyrights, Trademarks and Service Marks, Internet Domain Names, patent rights, trade secrets, videogame, mobile, wireless, music, worldwide motion picture, television and analogous and allied rights to the Games.
     “Escrow Agreement” shall mean that certain Escrow Agreement to be executed by the Sellers and the Purchasers and an escrow agent (“Escrow Agent”) concurrently with the Closing as provided in Section 2.9(a)(iii).
     “Execution Date” shall mean the date first written on the first page of this Agreement.
     “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States for Atari and the United Kingdom for the Company, as in effect from time to time.

     “Gold Masters” shall mean all of the actual physical master disks of the Games from which finished Games playable by end users may be manufactured.
     “Governmental Body” shall mean any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.
     “Insurance” shall have the meaning set forth in Section 2.1(b)(vii).
     “Intellectual Property Rights” shall mean all U.S. and foreign intellectual property and related intellectual property rights, whether registered or unregistered, including, without limitation, patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements thereto; Trademarks and Service Marks in any jurisdiction, Internet Domains Names, Copyrights, franchises, licenses, know-how, trade secrets, concepts, methods, reports, data, processes and formulae; Source Code and object code, algorithms, architectures, structures, display screens, layouts, inventions, Tools, Technology and Engines and other development tools; and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.
     “Internet Domain Names” shall mean internet domain names and website addresses, whether registered or unregistered, including but not limited to the items listed in Section 3.8(a) of the Disclosure Schedule.
     “Inventory” shall mean all inventories of the Games manufactured or ordered by the Sellers or their Affiliates, wherever located, warehoused or in process.
     “Later Assumed Liabilities” shall have the meaning assigned to it in Section 2.2(b).
     “Leased Equipment” shall have the meaning set forth in Section 5.9.
     “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.
     “Licensed Software” shall mean the Software where the Intellectual Property Rights are licensed to the Sellers and which is used or usable in connection with the Company’s Business and/or the Driver Games and Franchise.

     “Lien” shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, attachment, any title defect, hypothecation or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.
     “Material Adverse Effect” or “Material Adverse Change” means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, liabilities, revenues, income, business, operations, results of operations or prospects of such Person. In addition, the Sellers’ distribution of the Games’ Inventory at wholesale and/or retail prices that are reduced below the levels of discounted or promotional pricing that Atari customarily offers in marketing products similar to the Games shall constitute dumping and shall be deemed a Material Adverse Change upon the Acquired Assets to the detriment of the Purchasers for the purposes of this Agreement.
     “Owned Software” shall mean the Software wherein the Intellectual Property Rights are owned by the Sellers and the Software was used, is used, or is usable primarily in connection with the Company’s Business and/or the Driver Games and Franchise.
     “Order” shall mean any order, injunction, judgment, writ, decree, consent decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
     “Person” shall mean a person, corporation, société anonyme, association, partnership, limited liability company, joint venture, trust or other entity or organization.
     “Personal Property Leases” shall have the meaning set forth in Section 2.2(a)(ii).
     “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private), threatened or actual, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Related Agreements” shall mean, collectively, the Bill of Sale, Assignment of Trademark and Service Marks, Assignment of Internet Domain Names, Assignment of Copyrights, and the Escrow Agreement.
     “Retained Accounts Receivable” shall have the meaning set forth in Section 2.1(b)(iv).
     “Retained Assets” shall have the meaning set forth in Section 2.1(b).
     “Retained Books and Records” shall have meaning set forth in Section 2.1(b)(viii).
     “Retained Cash” shall have the meaning set forth in Section 2.1(b)(v).
     “Retained Contracts” shall have the meaning set forth in Section 2.1(b)(iii).

     “Retained Intellectual Property Rights” shall have the meaning set forth in Section 2.1(b)(ii).
     “Retained Inventory Liabilities” shall have the meaning set forth in Section 2.2(c).
     “Retained Liabilities” shall have the meaning set forth in Section 2.2(c).
     “Retained Tangible Personal Property” shall have the meaning set forth in Section 2.1(b)(i).
     “Software” shall mean computer software, including both Owned Software and Licensed Software, and subsequent versions thereof, including Tools, Technology and Engines, Source Code, object, executable or binary code, objects, drivers, utilities, comments, screens, user interfaces, report formats, templates, menus, buttons, icons, designs, graphics, art assets and models, and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
     “Source Code” shall mean all source code, in machine and human readable form, to the Games, Tools, Technology and Engines.
     “Tangible Personal Property” shall mean tangible personal property and interests therein, including all Leased Equipment, machinery, equipment, furniture and furnishings, tools, office equipment, computer hardware and software (other than Owned Software or Licensed Software), Gold Masters, office supplies, materials, and other items of tangible personal property of every kind owned by the Sellers that is used in the operation or conduct of the Company’s Business or with respect to the Driver Games and Franchise (wherever located and whether or not carried on the Sellers’ books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, unless part of the Retained Assets.
     “Tax” or “Taxes” shall mean all taxes, charges, fees, levies, duties, imposts or other assessments or charges imposed by and required to be paid to any federal, state, local or foreign taxing authority, including, without limitation, income, excise, property, sales, use, transfer, gains, ad valorem or value added, stamp, payroll, windfall, profits, gross receipts, employment, withholding, social security, workers’ compensation, unemployment compensation, documentation, license, registration, customs duties, tariffs, net worth and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.
     “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Tools, Technology and Engines” shall mean all tools, technology and engines used in the Games and in the development of the Games.
     “Trademarks and Service Marks” shall mean all trademarks, service marks, trade dress and trade names including all other assumed or fictitious names which are or have been used by the Company and/or Atari wholly or primarily with the Driver Games and Franchise, whether registered or unregistered, and pending applications to register the foregoing, including but not limited to the items listed in Section 3.8(a) of the Disclosure Schedule; provided, that this definition of Trademarks and Service Marks does not include the “Atari” mark, trade names and trade dress in and of themselves.
     “TUPE” shall mean Transfer of Undertakings (Protection of Employment) Regulations 2006 pursuant to The Acquired Rights Directive (Directive No. 77/187/EEC).
ARTICLE II
ASSET PURCHASE AND SALE; THE CLOSING
     2.1 Acquired Assets and Retained Assets.
          (a) At the closing of the Contemplated Transactions (the “Closing”), the Sellers shall sell, transfer, convey, assign and deliver to the Purchasers, and the Purchasers shall purchase and acquire all of the Sellers’ rights, title and interest in and to the tangible and intangible assets of the Company’s Business, other than the Retained Assets, and the Driver Games and Franchise (the “Acquired Assets”). Without limitation, the Acquired Assets specifically shall include:
(i)	Driver Games and Franchise Assets: Intellectual Property Rights, Software, Tangible Personal Property, Acquired Contracts, Acquired Future Revenues and Other Assets. The Intellectual Property Rights (including, without limitation, Source Code and Tools, Technology and Engines), Software (including, without limitation, Source Code and Tools, Technology and Engines), Tangible Personal Property, Acquired Contracts, Acquired Future Revenues and other assets, related to the Driver Games and Franchise, which are generally and specifically set forth in Section 2.1(a)(i) of the Disclosure Schedule. The Acquired Contracts shall include the Contracts relating to the Driver Games and Franchise which are part of the Acquired Assets and shall be set forth in Section 2.1(a)(i) of the Disclosure Schedule, and in Section 3.6 of the Disclosure Schedule;

(ii)	Company’s Business, Excluding the Driver Games and Franchise: Intellectual Property Rights, Software, Tangible Personal Property,

Acquired Contracts, Acquired Future Revenues and Other Assets. The specific Intellectual Property Rights, Software, Tangible Personal Property, Acquired Contracts, Acquired Future Revenues and other assets, related to the Company’s Business, in addition to the Driver Games and Franchise, which are generally and specifically set forth in Section 2.1(a)(ii) of the Disclosure Schedule. The Acquired Contracts shall include the Contracts relating to aspects of the Company’s Business other than the Driver Games and Franchise which are part of the Acquired Assets and shall be set forth in Section 2.1(a)(ii) of the Disclosure Schedule, and in Section 3.6 of the Disclosure Schedule to the extent required thereof;

(iii)	Company Employees. The employees employed by the Company on the Closing Date and listed in Section 2.1(a)(iii) of the Disclosure Schedule (the “Company Employees”), excluding those employees who have exercised their right under TUPE Regulation 4(7) to opt out from the transfer; and

(iv)	Acquired Future Revenues. The Acquired Future Revenues as defined herein and the revenues in relation to the OEM/Distribution Contracts described in Section 2.1(b)(iii) of the Disclosure Schedule that relate to Acquired Assets which are not terminated as per Section 2.5(b)(xii).
          (b) Retained Assets. Notwithstanding Section 2.1(a)(ii), the assets that are specifically listed in Section 2.1(b) of the Disclosure Schedule (collectively, the “Retained Assets”) are excluded from the Acquired Assets and shall be retained by the Sellers. The Retained Assets shall include only the following:
(i)	Retained Tangible Personal Property. Tangible personal property specifically listed in Section 2.1(b)(i) of the Disclosure Schedule (the “Retained Tangible Personal Property”);

(ii)	Retained Intellectual Property Rights. The specific Intellectual Property Rights listed in Section 2.1(b)(ii) of the Disclosure Schedule (the “Retained Intangible Personal Property”);

(iii)	Retained Contracts. The specific Contracts, including but not limited to, OEM/Digital Distribution Contracts (as defined herein), described in Section 2.1(b)(iii) of the Disclosure Schedule, and the Acquired Contracts for which the Sellers have not obtained Consents as of the Closing (collectively, the “Retained Contracts”); provided, that in the event OEM/Distribution

Contracts that relate to Acquired Assets are not terminated as per Section 2.5(b)(xii), the Sellers shall attempt to cause all of the parties to the OEM/Distribution Contracts to make all payments due or owed under such OEM/Distribution Contracts that are allocable to use of the Acquired Assets after the applicable Sell-Off Period(s) directly to the Purchasers, or to the extent it is not able to cause parties to do that, Sellers shall transmit those payments (with royalty statements for such OEM/Distribution Contracts) due or owed with regard to sales after the applicable Sell-Off Period(s) to Purchasers within thirty (30) days after the applicable quarter in which they are received, as further set forth in Section 5.1(i), and Purchasers shall have audit rights in connection therewith (provided, that such audit rights shall expire two (2) years after Purchasers’ receipt of each applicable royalty statement, and Purchasers shall not use any auditors who are compensated on a contingent fee basis in connection with any such audit). As used herein, “OEM/Digital Distribution Contracts” shall mean OEM, bundling, and digital distribution agreements for the Driver Games and Franchise described in Section 2.1(b)(iii) of the Disclosure Schedule.

(iv)	Retained Accounts Receivable. The Accounts Receivable of the Sellers for sales of the Inventory for Driver, Driver 2, and Driv3r sold into channels of distribution prior to the end of the Non-Parallel Lines Sell-Off Period (as defined in Section 5.1(e)), which shall be listed in a post-signing Section 2.1(b)(iv) of the Disclosure Schedule (the “Retained Accounts Receivable”) delivered by Sellers within ten (10) days after the Non-Parallel Lines Sell-Off Period; and for Driver: Parallel Lines Inventory sold into the channel of distribution prior to the end of the Parallel Lines Sell-Off Period (as defined in Section 5.1(f)), which shall be listed in a post-signing addition to Section 2.1(b)(iv) of the Disclosure Schedule (the “Retained Accounts Receivable”) delivered by Seller within ten (10) days after the Parallel Lines Sell-Off Period;

(v)	Retained Cash. Any cash or cash equivalents on hand at the Closing Date;

(vi)	Deposits, etc. Any deposits, prepayments, and refunds (x) relating to the Retained Assets, or to any liabilities of the Sellers other than the Assumed Liabilities, whether arising prior to or after the Closing, or (y) relating to the Acquired Assets and Assumed Liabilities, but only to the extent arising prior to the Closing;

(vii)	Insurance. Any insurance policies maintained by the Sellers listed in Section 2.1(b)(vii) of the Disclosure Schedule;

(viii)	Retained Books and Records. The Sellers’ books and records (the “Retained Books and Records”); and

(ix)	Company Employee Loans for House Deposits. Those loans from the Company to Company Employees for house deposits, as set forth on Section 2.1(b)(ix) of the Disclosure Schedule.
     2.2 Assumed Liabilities; Later Assumed Liabilities; Retained Liabilities.
          (a) Assumed Liabilities. At the Closing, the Purchasers shall assume only those specific liabilities and obligations of the Sellers that are listed in Section 2.2(a) of the Disclosure Schedule (collectively, the “Assumed Liabilities”). As part of the Assumed Liabilities in Section 2.2(a) of the Disclosure Schedule, the Purchasers shall assume the following specific items:
(i)	Personal Property Leases. The leases or subleases of Tangible Personal Property listed in Section 2.2(a)(i) of the Disclosure Schedule (the “Personal Property Leases”).
          (b) Later Assumed Liabilities. Twelve (12) months after the Closing Date, the Purchasers shall assume those specific financial liabilities (but only those specific financial liabilities) that (i) are associated with the use in Driver: Parallel Lines of specific musical compositions and/or sound recordings for which agreements have not been executed by that time, and/or (ii) relate to or arise out of the mechanical rights thereto, which will be set forth in Section 2.2(b) of the Disclosure Schedule prior to Closing and updated each calendar quarter (with accompanying delivery of all related contracts executed during the previous quarter) during the twelve (12) month period, with a final update to be delivered by the Sellers within thirty (30) days after the end of the twelve (12) month period (the “Later Assumed Liabilities”), but only in the event and to the extent that such Later Assumed Liabilities are not discharged or paid in full by the Sellers within twelve (12) months after the Closing Date (subject to Sellers providing satisfactory evidence of a discharge letter or payment); provided, that the aggregate financial number in the Later Assumed Liabilities shall not exceed £300,000 (or, the United States Dollar conversion of such limit of £300,000, which shall be based upon the noon buying rate in London on the Closing Date as reported by Reuters). It is further provided that Purchasers shall have the right to funds from the Holdback Funds that are equivalent to the Later Assumed Liabilities which shall be held as part of the Holdback Funds in escrow for twelve (12) months after the Closing Date. If there are insufficient funds in the Holdback Funds to cover the Later Assumed Liabilities, then Sellers shall make Purchasers whole in cash as per Section 2.3(a)(ii) and Section 6.4. It is further provided that the Sellers shall use all commercially reasonable efforts to (i) discharge or pay in full all Later Assumed Liabilities during the foregoing twelve (12) month period, and (ii) execute the related contracts. In discharging these Later Assumed Liabilities, the Sellers shall use their best efforts to ensure that all related contracts shall be flat fees with full buy-outs and payments for all mechanical rights. Where the Sellers have discharged or paid in full such Later Assumed Liabilities, the Sellers shall then assign the fully executed related contracts to the Purchasers via written notice to the Purchasers and the applicable third party contract holders. These later assigned contracts shall be deemed to be Acquired Contracts hereunder.
          (c) Retained Liabilities. Except for the Assumed Liabilities, the Purchasers shall not assume, or be deemed to assume, under this Agreement or otherwise by reason of the Contemplated Transactions, any other liabilities, obligations or commitments of the Sellers of any nature whatsoever, including, but not limited to, any liability or obligation of the Sellers listed in Section 2.2(c) of the Disclosure Schedule and Retained Inventory Liabilities (as defined herein) (collectively, the “Retained Liabilities”). For the sake of clarification, the Sellers shall be responsible for any and all Retained Liabilities, including, but not limited to, any and all liabilities, payable debts, amounts due and obligations that have been incurred, undertaken, ordered or otherwise engaged by the Sellers with respect to the Driver Games and Franchise and Company’s Business prior to Closing (this includes payments for all milestones approved by Sellers regardless of whether such have been invoiced to Sellers, including, but not limited to, Milestone 7 (May), Milestone 8 (June) and Milestone 9 (July) for the PSP Driver game; and further, Sellers shall not unreasonably withhold or delay Sellers’ approval of milestones), which if not discharged or paid in full prior to Closing shall be part of the Retained Liabilities after Closing. The Sellers shall discharge in a timely manner any and all of the Retained Liabilities that in any way affect the Acquired Assets and in such a manner so the Acquired Assets are not damaged or their use or enjoyment prejudiced or infringed upon in any manner. Failure to do so will be a Material Adverse Change for the Purchasers and any damages, losses, expenses, costs or attorneys’ fees shall be deemed Purchasers’ Losses. Without limiting what is said in the preceding sentence, the Sellers shall be responsible for: (i) all the financial liabilities (A) associated with the use in Driver: Parallel Lines of specific musical compositions and/or sound recordings and/or (B) arising out of or relating to the mechanical rights thereto under the agreements set forth in Section 2.2(b) of the Disclosure Schedule (the “Retained Music Liabilities”) unless they become Later Assumed Liabilities; provided, however, that any and all Retained Music Liabilities (including, but not limited to, undischarged mechanical rights costs) as of the end of the twelve (12) month period after the Closing Date that exceed the limit of £300,000 shall remain Sellers’ sole responsibility and liability; for (ii) all salaries and wages (including taxes, vacation and sick pay) accrued and unpaid as of the close of business on the date before the Closing Date for the Company Employees listed in Section 2.1(a)(iii) of the Disclosure Schedule; and for (iii) each lease and sublease set forth on Section 3.16 of the Disclosure Schedule (including, without limitation, that certain lease with respect to the office building located at Central Square South, Orchard Street, New Castle, United Kingdom, hereinafter referred to as the “Orchard Street Lease”), except for those certain financial obligations that will belong to Purchasers pursuant to the agreement to sublease by and between Sellers and Purchasers with respect to the Orchard Street Lease (the “Sublease Agreement”). The Sellers

shall be responsible for all liabilities associated with or belonging to all Inventory that the Sellers sell, distribute, place or otherwise move into the distribution channel relating to the Games, including all returns, price protections, markdowns and any other allowances or liabilities for such Inventory (collectively, the “Retained Inventory Liabilities”).
     2.3 Consideration.
          (a) Purchase Price. The consideration for the sale, transfer, conveyance, assignment and delivery to the Purchasers of the Acquired Assets shall consist of:
               (i) the assumption of the Assumed Liabilities; and
               (ii) a cash payment (“Cash Payment”) of Twenty-Four Million Dollars ($24,000,000) of which (A) Twenty-Two Million Dollars ($22,000,000) is attributable to the Intellectual Property Rights to the Acquired Assets, and (B) Two Million Dollars ($2,000,000) is attributable to all other items comprising the Acquired Assets (“Allocations”), which is defined as the “Purchase Price” and shall be determined for the Closing as follows:
                    Twenty-Four Million Dollars ($24,000,000) Cash Payment
                    less Two Million Four Hundred Thousand Dollars ($2,400,000), conveyed to the escrow agent pursuant to the terms of the Escrow Agreement (the “Holdback Funds”), as a holdback against the Sellers’ obligations under Sections 2.2(b) and 6.2 and the Excess Rent Amount (as defined in Section 2.4(a)(ii) below), to be released one hundred eighty (180) days from the Closing Date, subject to keeping sufficient funds in escrow as Holdback Funds to cover (i) the Later Assumed Liabilities in full for twelve (12) months from the Closing Date; (ii) any Disputed Claims (as defined in Section 6.3(a) below); and (iii) any Excess Rent Amount.
                    equals the portion of the Purchase Price, Twenty-One Million Six Hundred Thousand Dollars ($21,600,000), actually to be paid to Atari at the Closing.
The Purchase Price shall be adjusted again post-Closing for any amounts that may be released from the Holdback Funds to the Sellers, but the Allocations shall remain the same. The Purchasers shall have the right to have funds released from the Holdback Funds as per Section 2.2(b) and Section 6.4.
          (b) Allocation. The Parties agree that in all Tax returns and other necessary filings they make, they will allocate the Purchase Price and the Assumed Liabilities among the Acquired Assets in accordance with the Allocations set forth in Section 2.3(a) and in accordance with Section 5.7.
          (c) Value Added Tax (“VAT”)
               (i) The Sellers and the Purchasers consider and intend that the sale of the relevant Acquired Assets pursuant to this Section 2 is, for VAT purposes, a transfer as a going concern (“TOGC”) of part of the business of the Company and that the provisions of Article 5 of the VAT (Special Provisions) Order 1995 shall apply.
               (ii) However in the event that HM Revenue and Customs in the United Kingdom determine that the sale of the relevant Acquired Assets does not comprise a TOGC, the Sellers and the Purchasers agree that the Purchase Price is inclusive of any required VAT (including, but not limited to, any penalties or interest that may be assessed) and that the Purchasers shall be deemed to have paid to the Sellers such VAT at the current rate thereof as the Sellers shall properly charge thereon and the Sellers shall provide the Purchasers with a receipted VAT invoice in respect thereof. In the event that there are Taxes (including, but not limited to, transfer Taxes) with respect to the assignment or transfer of any Acquired Assets or Assumed Liabilities that are located outside of the United Kingdom, such Taxes shall be borne by the Sellers.
     2.4 Condition of Execution.
          (a) Condition of Execution. Notwithstanding anything to the contrary contained herein, this Agreement shall not become effective and legally binding upon the Purchasers or the Sellers unless:
               (i) the Sellers deliver to the Purchasers a fully-executed Infogrames Letter Agreement, the form of which is attached hereto as Exhibit D, contemporaneously with the execution of this Agreement, or the Purchasers waive any requirement that the Sellers do so; and
               (ii) contemporaneously with the execution of this Agreement, the landlord (or its representative) with respect to the Orchard Street Lease (the “Landlord”) executes a Consent (the “Landlord’s Consent”) to the Purchasers entering into a sublease with the Sellers for the fifth (5th) floor (totaling approximately 15,000 square feet) of the premises for a period of one (1) year with an option to extend for six (6) months, on the same terms as presently exist under the Orchard Street Lease (which includes any rent increase contemplated under the Orchard Street Lease); provided, that in the event that the Purchasers exercise the option for a six (6) month extension, the Purchasers shall be entitled to receive from the Holdback Funds any required amount in excess (“Excess Rent Amount”) of an amount equal to fifty percent (50%) of the rent and service charges for the entire square footage under the Orchard Street Lease. The Sellers shall use best efforts to ensure Landlord’s consent (to be evidenced in the Landlord’s Consent) to Sellers’ covenants and obligations under Section 5.13.
     2.5 Conditions Precedent to Closing.
          (a) Conditions to Obligations of All Parties. The respective obligations of the Parties under this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

               (i) Governmental Authorizations. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity or TUPE, requisite to the Contemplated Transactions, shall have been filed, occurred or have been obtained, as the case may be.
               (ii) No Restraining Orders or Proceedings. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition by any Governmental Body preventing, or Proceeding interfering with, the consummation of the Contemplated Transactions shall be in effect; provided, however, that prior to invoking this condition, each Party shall use its best efforts to have any such Order, injunction, legal restraint or prohibition or Proceeding vacated or dismissed.
               (iii) Parking Sublease. At or prior to the Closing, the Purchasers and the Sellers will have entered into a sublease (the “Parking Sublease”) for five-ninths (5/9) of the parking spaces associated with the Orchard Street Lease, for a period of one (1) year with an option to extend for six (6) months, on the same terms as presently exist under the Sellers’ lease with Landlord therefor (which includes any rent increase contemplated thereunder). In the event that the Landlord does not consent to the Purchasers entering into the Parking Sublease with the Sellers, then the Parties shall waive the condition contained in this Section 2.5(a)(iii), and the Purchasers shall receive from the Holdback Funds an amount equivalent to the rent that would be payable under the Parking Sublease for five-ninths (5/9) of the parking spaces associated with the Orchard Street Lease for a period of one (1) year (plus an additional six (6) months if the Purchasers choose a six (6) month extension), and any such amount shall be deemed to be part of the Excess Rent Amount.
          (b) Conditions Precedent to the Purchasers’ Obligations. The Purchasers’ obligations to effect the Contemplated Transactions shall be subject to the satisfaction (or waiver by the Purchasers) prior to or on the Closing Date of the following conditions:
               (i) Except to the extent such representations and warranties speak as of a specific date, the representations and warranties made by the Sellers in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made or given on and as of the Closing Date, and the Purchasers shall have received a certificate of an officer of Atari to such effect. All representations and warranties of the Sellers in this Agreement shall be deemed reaffirmed and made by each of them as of the Closing Date;
               (ii) The Sellers shall have performed and complied in all material respects with all of their obligations and agreements required to be performed on or prior to the Closing Date under this Agreement, including all their obligations under Sections 2.6 and 2.9, and the Purchasers shall have received a certificate of an officer of Atari to such effect;

               (iii) The Purchasers shall have received all documents required to be received from the Sellers on or prior to the Closing Date, including all the documents the Sellers are required to deliver in accordance with Section 2.9(a) in the respective forms attached hereto as Exhibits A through C.
               (iv) At or prior to the Closing, the Sellers shall have delivered to the Purchasers a Consent (“THQ Consent”) executed by THQ Inc. (“THQ”) and Atari, by which THQ shall have consented to the following amendment to that certain Technology License Agreement by and between Company, Paradigm Entertainment, Inc. (“Paradigm”), and Atari (“Paradigm License Agreement”): Entertainment Limited shall provide Atari with Upgrades (as defined in the Paradigm License Agreement) that may be developed by Entertainment Limited and technical support for the Licensed Technology (as defined in the Paradigm License Agreement) for Atari to provide to Paradigm, THQ or THQ’s Affiliates, for a period commencing on the Closing Date hereof and expiring on August 31, 2007; and thereafter, Purchasers shall have no further obligations under the Paradigm License Agreement. For the sake of clarification, Purchasers shall have no obligation to provide Paradigm, THQ or any of their respective Affiliates, as applicable, with any Upgrades developed by any of Entertainment Limited’s Affiliates. In the event that the Sellers are unable to deliver the THQ Consent as required hereunder, the Purchasers shall have the option to (a) terminate this Agreement pursuant to Section 2.7(b)(ii); or (b) waive the condition contained in this Section 2.5(b)(iv), and have Entertainment Limited provide the foregoing Upgrades (as may be developed by Entertainment Limited) and technical support and charge the Sellers a service fee equal to Fifty Thousand Dollars ($50,000) per month that the first commercial release of the Stuntman II Game is delayed past August 31, 2007, until the earlier of such first commercial release or December 31, 2007.
               (v) The Sellers shall have delivered to the Purchasers an opinion of the Sellers’ counsel, in form and substance reasonably satisfactory to the Purchasers and their counsel, dated the Closing Date.
               (vi) The Audited Financials and Financial Statements, as defined in Section 3.13(a), shall have been received by the Purchasers when due and the content thereof shall not have been determined to be inaccurate in any respect, and shall be satisfactory to the Purchasers, in their sole discretion;
               (vii) No Order issued by any Governmental Body or other legal restraint or prohibition preventing the consummation of the purchase of the Acquired Assets by the Purchasers shall be in effect, nor shall any Proceeding seeking any of foregoing be pending;
               (viii) There shall not be any action taken, or any Legal Requirement or Order enacted, entered, enforced or deemed applicable to the Contemplated Transactions which makes the consummation of the Contemplated Transactions illegal;
               (ix) At or prior to the Closing, the Sellers shall have either: (A) delivered evidence or copies of all required notices to, and all needed signed Consents (the form of which has been approved and is satisfactory to the Purchasers), approvals or authorizations of or from, any Person that may be necessary to permit the consummation of the Contemplated Transactions, including, but not limited to, the THQ Consent, Consents for licenses and Contracts with third parties which are needed for such Contracts to be assigned to Purchasers as Acquired Contracts or as Contracts or licenses to be used by Purchasers, regardless as to whether the Contracts or licenses are assigned or not; or (B) delivered all Consents that Sellers have obtained as of the Closing and paid to Purchasers the dollar value, up to a total amount of £168,000, via check for Acquired Contracts for which the Sellers have not obtained Consents (and which shall become Retained Contracts) (the specific dollar value of each Acquired Contract requiring Consent is set forth on Section 2.1(b)(iii) of the Disclosure Schedule); provided, that the foregoing Section 2.5(b)(ix)(B) shall not be applicable to the THQ Consent and shall neither limit nor contravene Purchasers’ options under Section 2.5(b)(iv) in any manner.
               (x) At or prior to the Closing, each of the Related Agreements shall have been duly executed and delivered by the respective parties thereto;
               (xi) The Purchasers shall be satisfied that there is an absence of any Material Adverse Change in the Acquired Assets or operations of the Company, and that the Acquired Assets are free and clear of any Liens, claims or encumbrances;
               (xii) At or prior to the Closing, the Sellers settling all liabilities, payable debts, amounts due and obligations related to the Acquired Assets (this includes payments for all milestones approved by Sellers regardless of whether such have been invoiced to Sellers), including but not limited with regard to the Driver Games and Franchise and amounts due to Company Employees; and the Sellers shall have delivered evidence or copies of all signed amendments and letters of termination (the form of which has been approved and is reasonably satisfactory to the Purchasers) with respect to the OEM/Digital Distribution Contracts listed in Section 2.1(b)(iii) of the Disclosure Schedule that have been obtained by the Sellers, if any.
          (c) Conditions Precedent to the Sellers’ Obligations. The Sellers’ obligations to effect the Contemplated Transactions shall be subject to the satisfaction (or waiver by the Sellers) prior to or on the Closing Date of the following conditions:
               (i) Except to the extent such representations and warranties speak as of a specific date, the representations and warranties made by the Purchasers in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made or given on and as of the Closing Date, and the Sellers have received a certificate of an officer of Holdings to such effect. All representations and warranties of the Purchasers in this Agreement shall be deemed reaffirmed and made by each of them as of the Closing Date;
               (ii) The Purchasers shall have performed and complied in all material respects with all of their obligations and agreements required to be performed prior to the

Closing Date under this Agreement, including all their obligations under Sections 2.6 and 2.9, and the Sellers shall have received a certificate of an officer of Holdings to such effect;
               (iii) The Sellers shall have received all documents required to be received from the Purchasers on or prior to the Closing Date, including all the documents the Purchasers are required to deliver in accordance with Section 2.9(a) in the respective forms attached hereto as Exhibits A through C;
               (iv) The Purchasers shall deliver an opinion of the Purchasers’ counsel, in form and substance reasonably satisfactory to the Sellers and their counsel, dated the Closing Date.
               (v) No Order issued by any Governmental Body or other legal restraint or prohibition preventing the consummation of the purchase of the Acquired Assets by the Purchasers shall be in effect, nor shall any Proceeding seeking any of foregoing be pending;
               (vi) There shall not be any action taken, or any Legal Requirement or Order enacted, entered, enforced or deemed applicable to the Contemplated Transactions which makes the consummation of the Contemplated Transactions illegal;
               (vii) At or prior to the Closing, each of the Related Agreements shall have been duly executed and delivered by the respective parties thereto.
     2.6 Obligations and Conduct Prior to the Closing.
          (a) Business in the Ordinary Course. The Sellers shall, from the period of time commencing with the Execution Date and continuing until the earlier of the Closing Date or the Termination Time: (i) conduct the Company’s Business and operations only in the ordinary course; (ii) maintain all of the Company’s and the Games’ Intellectual Property Rights, Software (including, without limitation, Source Code and Tools, Technology and Engines), Tangible Personal Property and other rights and assets that will be Acquired Assets in good condition, working order, and repair (except for ordinary wear and tear); (iii) perform their respective obligations under all agreements binding upon them and maintain all of the Acquired Contracts, licenses and permits in good standing; (iv) continue in effect, all insurance policies or similar coverage; (v) keep employed and available all of the services of its current Company officers and Company Employees, but not hire any additional Company Employees; (vi) maintain and preserve the goodwill of the suppliers, customers, and others having business relations with the Sellers with respect to the Driver Games and Franchise; (vii) not take any action which will be deemed to cause a Material Adverse Change to the Driver Games and Franchise or the Company’s Business such as dumping Inventory; (viii) consult with the Purchasers, as necessary, with respect to any actual or proposed conduct of the Company’s Business; and (ix) Sellers and/or their Affiliates shall not enter into any distribution agreements or sublicensing agreements or arrangements for the Games from the Execution Date forward.

          (b) Standstill With Respect to New Agreements and Litigation. Before the earlier of the Closing Date or Termination, the Sellers shall not: (i) enter into any agreement(s) relating to the Acquired Assets, or renewals of any existing agreements, with any customers, new or existing, or extend the term of any existing agreements, or (ii) enter into any compromise or settlement of any litigation, proceeding, or governmental investigation relating to the Company’s properties or Business.
          (c) Right to Participate in TUPE Process with Company Employees. Before the Closing Date, the Sellers shall allow, permit, authorize and facilitate the Purchasers or their Affiliates to participate in the TUPE process with the Company Employees.
          (d) No Solicitation. The Sellers acknowledge that the Purchasers have incurred and will incur substantial third party fees and internal costs in performing their due diligence investigation and performing their other covenants and agreements hereunder. In consideration of the efforts the Purchasers have undertaken and propose to undertake, and in order to facilitate the Contemplated Transactions, the Sellers agree that prior to the termination pursuant to Section 2.7 of the obligations of the Parties hereunder, neither of the Sellers will authorize or permit any of their Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of any of their Affiliates to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Sellers promptly shall advise the Purchasers of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal made to the Sellers or any inquiries of which any officer of either of the Sellers becomes aware has been made to any of the Sellers’ Affiliates.
          (e) VAT Registration. By the Closing Date, the Purchasers will have applied for VAT registration in the United Kingdom for Entertainment Limited, with an effective date as of, or prior to, the Closing Date.
          (f) Satisfaction of Conditions Precedents. The Sellers and the Purchasers each shall use all commercially reasonable efforts to cause the conditions precedent set forth in Section 2.5 to be satisfied on or before the Closing Deadline Date. Without limiting the foregoing, the Sellers shall use all commercially reasonable efforts to cause the conditions precedent set forth in Sections 2.5(b)(iv) and 2.5(b)(ix) to be satisfied on or before the Closing Deadline Date. Notwithstanding anything to the contrary contained herein or in the respective documents hereinafter referenced in this sentence, all documents (including, but not limited to, the Related Agreements) received by each Party as required under Sections 2.5(b) and 2.5(c) shall become effective and enforceable only upon receipt by the Sellers of the Closing Payment via wire transfer pursuant to Section 2.9(b).

     2.7 Termination. The Parties may terminate this Agreement prior to Closing, as follows:
          (a) Mutual Consent. By mutual written consent of the Purchasers and the Sellers.
          (b) Purchasers. The Purchasers may terminate if:
               (i) any representation or warranty of the Sellers set forth in this Agreement was inaccurate in a material respect when made or becomes inaccurate such that the condition set forth in Section 2.5(b)(i) could not be satisfied; or
               (ii) if either or both of the Sellers fail to perform or comply in a material respect with any of the respective obligations that each is required to perform or to comply with under this Agreement such that the conditions set forth in Section 2.5(b) could not be satisfied or otherwise if the conditions in Sections 2.5(b)(ii), (iii), (iv) and/or (v) are not satisfied; or
               (iii) if the Closing has not occurred on or before 5:00 p.m. (E.D.T) on the first business day following forty-five (45) days after the Execution Date (the “Closing Deadline Date”) solely due to either or both of the Sellers’ failure to perform or comply in a material respect with any of the respective obligations that each is required to perform or to comply with under this Agreement.
          (c) Sellers. The Sellers may terminate if:
               (i) any representation or warranty of the Purchasers set forth in this Agreement was inaccurate in a material respect when made or becomes inaccurate such that the condition set forth in Section 2.5(c)(i) could not be satisfied; or
               (ii) if either or both of the Purchasers fail to perform or comply in a material respect with any of the respective obligations that each is required to perform or to comply with under this Agreement such that the conditions set forth in Section 2.5(c) could not be satisfied or otherwise if the conditions in Sections 2.5(c)(ii), (iii) and/or (iv) are not satisfied; or
               (iii) if the Closing has not occurred on or before 5:00 p.m. (E.D.T) on the Closing Deadline Date, solely due to either or both of the Purchasers’ failure to perform or comply in a material respect with any of the respective obligations that each is required to perform or to comply with under this Agreement.
     2.8 Effect of Termination. In the event of termination of this Agreement as expressly permitted in Section 2.7, this Agreement shall become void and neither the Sellers nor the Purchasers shall have any further rights or obligations under this Agreement. Termination of this

Agreement will not affect any rights that any of the Parties may have with respect to any breach of this Agreement made by the other Party prior to the date of termination. In the event of termination before the Closing, each Party shall return promptly to the other Parties all documents, work papers, and other materials of the other Party furnished or made available to such Party or its representatives or agents and all copies thereof, or provide the other Parties with a letter affirming the destruction thereof.
     2.9 Closing and Actions To Be Taken At Closing.
          (a) The Closing shall take place at such place as may be mutually agreed upon by the Parties, at 2:00 p.m., E.D.T., on the second Business Day following the satisfaction or written waiver of the conditions precedent to Closing described in Section 2.5 (other than those conditions precedent that are contemplated hereunder to be fulfilled at Closing), or such later date as the Parties may mutually agree in writing. (The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”) At the Closing, the Parties shall deliver the following:
               (i) The Sellers and Purchasers shall execute and deliver a Bill of Sale in the form attached hereto as Exhibit A, for all of the Acquired Assets including the Games, Tangible Personal Property, Personal Property Leases, Acquired Contracts, Company Employees, other assets and Accounts Receivable (other than Retained Accounts Receivable); which Bill of Sale shall also contain Sellers’ assignment of the Acquired Contracts and Purchasers’ assumption of the Assumed Liabilities relating thereto.
               (ii) The Sellers and Holdings shall execute and deliver an Assignment of Trademarks and Service Marks, Assignment of Internet Domain Names, and Assignment of Copyrights, in the forms attached hereto as Exhibit B, for all of the Intellectual Property Rights in the Acquired Assets. The Sellers shall also execute and deliver to the Purchasers any and all further documents reasonably requested by Purchasers to evidence the full assignment to the Purchasers of all of the Sellers’ right, title and interest in and to the U.S. and foreign Trademarks and Copyrights that are defined herein as Intellectual Property Rights and listed in Section 2.1(a)(i) and Section 2.1(a)(ii) of the Disclosure Schedule.
               (iii) The Sellers and the Purchasers shall execute and deliver an Escrow Agreement in the form attached hereto as Exhibit C.
               (iv) [Intentionally deleted].
               (v) Each Party hereto shall deliver a duplicate of the Sublease Agreement signed by such Party.
               (vi) The Sellers shall deliver evidence that all Liens with respect to the Acquired Assets that exist at the date of this Agreement have been released and that the release of those Liens has been evidenced by filings with the State of Delaware, the United States Patent and Trademark Office and anywhere else those Liens are recorded.
               (vii) The Sellers shall deliver to the Purchasers copies of resolutions of the boards of directors of (y) the Company, and (z) Atari, which resolutions shall be certified by such organizations’ respective secretaries or equivalent thereof, approving and authorizing the Sellers to execute and deliver this Agreement and all Related Agreements hereto, and approving and authorizing the Sellers’ performance of all obligations hereunder and thereunder.
               (viii) The Purchasers shall deliver to the Sellers copies of resolutions of the boards of directors of (y) Entertainment Limited, and (z) Holdings, which resolutions shall be certified by such organizations’ respective secretaries or equivalent thereof, approving and authorizing the Purchasers to execute and deliver this Agreement and all Related Agreements hereto, and approving and authorizing the Purchasers’ performance of all obligations hereunder and thereunder.
               (ix) In the event that the Sellers have not delivered evidence or copies of all needed signed Consents pursuant to Section 2.5(b)(ix), the Sellers shall deliver all Consents that Sellers have obtained as of the Closing and pay to Purchasers the total amount of £168,000 via check for Acquired Contracts for which the Sellers have not obtained Consents (and which shall become Retained Contracts);
          (b) After the fulfillment of all executions and deliveries under Sections 2.9(a)(i) through 2.9(a)(ix) above, the Purchasers shall deliver to the Sellers evidence of payment of the Closing Payment to the Sellers by wire transfer of immediately available U.S. Dollars to such account as the Sellers may designate in advance and payment of the Holdback Funds to the Escrow Agent by wire transfer of immediately available U.S. Dollars to such account as the Escrow Agent may designate in advance. Notwithstanding anything to the contrary contained herein or in the respective documents hereinafter referenced in this sentence, all documents (including, but not limited to, the Related Agreements) received by each Party as required under Sections 2.5(b) and 2.5(c) shall become effective and enforceable only upon receipt by the Sellers of the Closing Payment via wire transfer pursuant to this Section 2.9(b).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     The Sellers, jointly and severally, represent and warrant to the Purchasers that the statements and information contained in this Article III and in the disclosure schedule delivered by the Sellers to the Purchasers simultaneously with the execution of this Agreement (the “Disclosure Schedule”) are true, correct and complete and will also be so as of Closing. Wherever the Sellers are not able to represent to the truthfulness and correctness of their representations, warranties and the statements and information contained in the Disclosure Schedule, it shall be noted herein and/or in the Disclosure Schedule.

     3.1 Organization and Qualification. The Sellers are duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective organization, with the corporate or limited company power and authority, as the case may be, to own and operate their respective businesses as presently conducted, except for any failure to be in good standing or to have such power or authority that would not have a Material Adverse Effect. The Company is duly qualified as a foreign entity and in good standing in each jurisdiction where the character of the properties owned or held under lease by it or the nature of its activities makes such qualification necessary, except for such failures to be in good standing or so qualified as would not, individually or in the aggregate, have a Material Adverse Effect.
     3.2 Authorization; Validity and Effect of Agreement. The Sellers have the requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the Contemplated Transactions. The Sellers represent and warrant specifically that they do not need any authorization or approval from their shareholders (including Infogrames) with respect to this transaction. The execution and delivery of this Agreement by the Sellers and the performance by the Sellers of their respective obligations hereunder and the consummation of the Contemplated Transactions have been duly authorized by the Board of Directors or other governing body of each Seller and all other necessary action on the part of each Seller and no other corporate or limited company proceedings on the part of either Seller are necessary to authorize this Agreement and the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each Seller and, assuming that it has been duly authorized, executed and delivered by the Purchasers, constitutes a legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing by the Purchasers.
     3.3 No Conflict; Required Filings and Consents.
          (a) Neither the execution and delivery of this Agreement by either Seller, nor the performance by the Sellers of their obligations hereunder, nor the consummation of the Contemplated Transactions, will (i) conflict with either Seller’s certificate of incorporation or bylaws or other comparable charter or organizational documents; (ii) violate any statute, law, ordinance, rule or regulation, applicable to either Seller or any of the properties or assets of said Seller; or (iii) except as set forth in Section 3.3(a) of the Disclosure Schedule, violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Sellers, or result in the creation or imposition of any lien upon any properties, assets or business of the Sellers, any Acquired Contract or any order, judgment or decree to which the Sellers are a party or by which the Sellers or any of their respective assets or properties are bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect. Without limiting the generality of the foregoing, no direct or indirect subsidiary or Affiliate of either Seller has any enforceable right to distribute any product or product line included in the Acquired Assets that cannot be unilaterally terminated by the Sellers in connection with the consummation of the Contemplated Transactions, and any such distribution rights will be so terminated as of the Closing Date.
          (b) If all required Consents are obtained by the Sellers, then as a result of the acquisition of the Acquired Assets by the Purchasers:
               (i) no party will be relieved from its obligations under or entitled to terminate any agreement or arrangement with the Sellers;
               (ii) no supplier will have a right it does not otherwise have to cease or reduce its providing supplies to the Sellers; and
               (iii) no licence, consent or other permission or approval required for or in connection with the carrying on of the Company’s Business will terminate or be revoked or become capable of termination or revocation.
          (c) Except as set forth in Section 3.3(c) of the Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Body or any other Person is required to be made or obtained by the Sellers in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect.
     3.4 Compliance. Except as set forth in Section 3.4 of the Disclosure Schedule, each Seller is in compliance with all foreign, federal, state and local laws and regulations of a Governmental Body applicable to their respective operations, the Driver Games and Franchise, or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. The Sellers have not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for any such failure as would not, individually or in the aggregate, have a Material Adverse Effect. Each Seller holds all permits, licenses and franchises from Governmental Bodies required to conduct its respective business as it is now being conducted, except for such failures to have such permits, licenses and franchises as would not, individually or in the aggregate, have a Material Adverse Effect.
     3.5 Title to Acquired Assets. Except as set forth on Section 3.5 of the Disclosure Schedule, as of the Closing Date, the Sellers do or will own all right, title and interest in all of the Acquired Assets free and clear of any and all Liens. The sale of the Acquired Assets by the Sellers to the Purchasers pursuant to this Agreement will effectively convey to the Purchasers all of the Intellectual Property Rights, Software (including, without limitation, Source Code and Tools, Technology and Engines), Tangible Personal Property, Acquired Contracts and other assets (whether owned, leased or held under license by the Sellers, by any of the Sellers’ Affiliates or by others) in and to the Driver Games and Franchise, and the Company’s Business; provided, however, that any and all “off-the shelf” Software (e.g., Microsoft Word, Excel, Powerpoint, etc.) shall be expressly excluded from the Sellers’ representations and warranties under this Section 3.5.
     3.6 Contracts, Consents, Acquired Contracts and Assumed Liabilities. Section 3.6 of the Disclosure Schedule contains a true, correct, complete and accurate list of all of the Contracts relating to the Driver Games and Franchise and all of the Contracts relating to aspects of the Company’s Business other than the Driver Games and Franchise under which the Sellers expect the Purchasers to receive or be required to pay after the Closing more than $5,000 as to any single Contract. Section 2.1(a)(i) and Section 2.1(a)(ii) of the Disclosure Schedule contain true, correct, complete and accurate lists of all of the Contracts needed, used and made by the Sellers in conjunction with the Driver Games and Franchise and the Company’s Business, which are defined as the “Acquired Contracts” and all Consents needed thereto. True and accurate copies of the Contracts, including the Acquired Contracts, listed on Section 3.6 of the Disclosure Schedule, as in effect on the Execution Date hereof, have been delivered to the Purchasers as of the Closing. As of the Closing Date, (i) each of the Acquired Contracts is or will be valid and binding in accordance with its terms and will be in full force and effect; and (ii) there is or will have been no breach or violation of or default by either Seller under any Acquired Contract and no event has or will have occurred with respect to the Sellers which, with notice or lapse of time or both, would constitute a breach, violation or default by a Seller, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any Acquired Contract, other than any such failure to be valid and binding and in full force and effect, breach, violation, default or event, as applicable, which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Section 2.2(a) of the Disclosure Schedule contains a complete, true and accurate list of all of the Assumed Liabilities, and it is further provided that any liabilities associated with the Acquired Assets, including, but not limited to, liabilities associated with or due with respect to the Acquired Contracts, the Games, the Software (including, without limitation, Source Code and Tools, Technology and Engines) and the Intellectual Property Rights thereto shall not be the responsibility of the Purchasers unless such liabilities are specifically part of the Assumed Liabilities listed on Section 2.2(a) of the Disclosure Schedule. The OEM/Digital Distribution Contracts are non-exclusive with respect to the Acquired Assets, except as otherwise set forth in Section 3.6 of the Disclosure Schedule.
     3.7 Tangible Personal Property and Other Assets. Section 3.7 of the Disclosure Schedule truly and correctly lists all Tangible Personal Property and other assets of the Driver Games and Franchise and the Company’s Business. Any exceptions to the aforesaid representations and warranties are listed specifically in Section 3.7 of the Disclosure Schedule.

     3.8 Intellectual Property Rights, Software, Games and Data Protection. Any exceptions to the following representations and warranties are listed specifically in Section 3.8 of the Disclosure Schedule.
          (a) Section 3.8(a) of the Disclosure Schedule sets forth a true, accurate and correct list of all Intellectual Property Rights to the Driver Games and Franchise, and to the Company’s Business and that the Sellers either own or have valid licenses in respect of Intellectual Property Rights thereto, including, but not limited to, the Intellectual Property Rights to the Games and the Software (including, without limitation, Source Code and Tools, Technology and Engines) contained therein.
          (b) If all needed Consents are obtained, the execution and delivery of this Agreement and consummation of the Contemplated Transactions hereby shall not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement relating to the Intellectual Property Rights.
          (c) (i) All Intellectual Property Rights to the Acquired Assets, including, but not limited to the Intellectual Property Rights to the Games and the Software (including, without limitation, Source Code and Tools, Technology and Engines) contained therein, are valid and subsisting, (ii) there are no pending Proceedings and, to the best of each Seller’s knowledge, no threatened Proceedings involving, and neither Seller has received in writing notice of any claim or notice which involves, a claim of infringement or violation of any patents, trademarks, service marks, copyrights, trade secrets, right of privacy or publicity or any other proprietary right of any third party or libel or defamation in connection with any Intellectual Property Rights in and to the Acquired Assets or Intangible Personal Property, (iii) so far as the Sellers are aware, there are no infringements by any third party of any of the Sellers’ Intellectual Property Rights in and to the Acquired Assets or Intangible Personal Property, and (iv) there are no limited use or co-existence agreements with respect to the Trademarks. The Sellers have not and shall not violate any license, sublicense or other agreement between the Sellers, on the one hand, and any third party, on the other hand. The Intellectual Property Rights in and to the Acquired Assets do not and will not infringe, misappropriate or violate any third party’s Intellectual Property Rights or infringe, misappropriate or violate any third party’s moral right, right of publicity or right to privacy.
          (d) All Persons employed in the Company’s Business as Company Employees, contractors or otherwise, who have created and/or developed any Intellectual Property Rights (exclusive of any such creation and/or development related to the Retained Assets), have executed a written assignment and/or agreement to assign all right, title and interest in and to such Intellectual Property Rights to the Sellers as a work made for hire, free and clear of any encumbrance or claim of ownership or interest.
          (e) The Sellers have (i) complied with the requirements of third parties with respect to maintaining the confidentiality of and safeguarding of such third parties’ Intellectual Property Rights that is licensed to the Sellers and is included in the Acquired Assets; and (ii)

exercised reasonable care and taken reasonable and practicable steps to maintain the confidentiality of and to protect and safeguard such third party’s Intellectual Property Rights that is included in the Acquired Assets.
          (f) Section 2.1(a)(i) and Section 2.1(a)(ii) of the Disclosure Schedule contains a complete and true list of all Software (including, without limitation, Source Code and Tools, Technology and Engines) that is part of or used in the Driver Games and Franchise, and the Company’s Business. The Owned Software are works made for hire (as such term is defined in the Copyright Act of 1976, as amended, or any foreign equivalent) or the Company has been assigned all of the necessary ownership rights thereto. With respect to Licensed Software, the Company has either been granted a perpetual worldwide, royalty-free, fully paid, unlimited license, (including, without limitation, the right to grant sublicenses) with respect thereto, or a license which is assignable to the Purchasers (subject to obtaining the necessary Consents related thereto), has been disclosed and is satisfactory to the Purchasers. The Software (including, without limitation, Source Code and Tools, Technology and Engines) to the Games does not contain any open source or public domain software code, except as set forth in Section 3.8 of the Disclosure Schedule. Notwithstanding any open source or public domain software code set forth in Section 3.8 of the Disclosure Schedule and in addition to the representations and warranties contained herein, the Sellers represent and warrant that (i) there is no requirement of disclosure to any third party with respect to the Software (including, without limitation, Source Code and Tools, Technology and Engines); (ii) there is no requirement to share the Software (including, without limitation, Source Code and Tools, Technology and Engines) with any third party; (iii) no third party will seek any compensation (including, but not limited to, any licensing fee or royalty) from Purchasers with respect to Purchasers’ use and/or exploitation of the Software (including, without limitation, Source Code and Tools, Technology and Engines); and (iv) none of the Software is licensed under the GNU General Public License, the GNU Lesser Public License, the GNU Free Documentation License, from the GNU Project or the Free Software Foundation.
          (g) There are no amounts owed or that will be owed by Sellers or their Affiliates, or Purchasers as successors in interest, with respect to the exploitation and use of the Intellectual Property Rights to the music in the Games other than the Later Assumed Liabilities. No mechanical royalties of any nature are or will be owed with respect to the use of the music in Games except in connection with Driver GBA. The initial amount, which may ultimately be the Later Assumed Liabilities as set forth in Section 2.2(b) of the Disclosure Schedule are true, accurate and correct; and the financial amount for the Later Assumed Liabilities in aggregate, if any, shall not be in excess of £300,000 (or, the United States Dollar conversion of such limit of £300,000, which shall be based upon the noon buying rate in London on the Closing Date as reported by Reuters).
          (h) As of the Closing Date, except as otherwise noted, the Trademarks and Service Marks, Domain Names and Copyright registrations owned by Sellers set forth on Section 3.8 of the Disclosure Schedule are valid, enforceable and registered in the name of Sellers in any corresponding national registration office.

          (i) Section 3.8(i) of the Disclosure Schedule contains a complete, true and accurate list of all of the Games and sets out, to the best of Sellers’ knowledge, in respect of each Game, complete and accurate details of:
               (i) the name (or provisional name) of the Game (or if a Game has been published under more than one name in different territories, each of those names and the territories in which each of those names have been used);
               (ii) the formats of the Game that have been developed by the Company (or are currently being developed by the Company);
               (iii) any formats of the Game that have been developed by a person other than the Company (or are currently being developed by a person other than the Company) and for each such format, the identity of the person that has developed (or is currently developing) that format;
               (iv) the distributors of the Game (in each case showing the territories in which each such distributor has distributed the Game and the formats of the Game published by each such distributor); and
               (v) the year in which each format of each Game was first published in any territory.
          (j) None of the Games have been written, developed or originated using any software products other than:
               (i) in the case of console formats of the Games, the development kits provided by relevant console manufacturer in accordance with the terms of an agreement entered into between the Company and that console manufacturer; or
               (ii) standard package software, a copy of which is licensed to the Company which does not require the Company to make any further payments and can be used and transferred by the Company without restriction.
          (k) The Company is in possession of all source code to the Games including, without limitation, source code listings, flowcharts and all other documents and materials that are necessary to enable a reasonably competent programmer to use and modify that source code.
          (l) No person other than Company or Atari and their current and duly authorised Company Employees has any source code for the Games or is entitled to possess or use that source code in any way (including under a source code escrow agreement). There are no escrow agreements or other arrangements or understandings in force under which any third party might contingently become entitled to such use or possession, nor is any person entitled to require such an escrow agreement to be entered into by the Company or Atari. The Company and/or Atari has in its possession a complete and functional copy of the source code for the Games and has verified it to be complete and functional within the thirty (30) days prior to the Execution Date of this Agreement.

          (m) Licensed Software
               (i) In respect of Licensed Software, (i) all Licensed Software is the subject of binding and enforceable licences from third parties in favour of the Company or Atari; (ii) there is and has been no material breach of any such licences or rights by the Company or Atari, (iii) no disputes have arisen or are reasonably foreseeable; and (iv) no notice to terminate any such licences or rights has been received or given by the Company or Atari prior to Closing.
               (ii) All Licensed Software is in operating order.
               (iii) All Licensed Software is owned and operated by and under the sole control of the Company and/or Atari at the Company’s and/or Atari’s premises and are not shared with or used by or on behalf of or accessible by any other person and there are in existence no agreements or arrangements entitling any other person (other than employees engaged by the Company and/or Atari) to share or to have access to or use of such Licensed Software, or any part thereof.
               (iv) The Company and/or Atari has in force in relation to Licensed Software adequate maintenance and support arrangements, including (where necessary) maintenance and support arrangements with suitably qualified contractors. Such arrangements cover all significant items of hardware and software which are used in the Company’s Business. The Company and Atari has in place adequate security and backup procedures to (i) ensure so far as is reasonably possible that breaches of security, errors and breakdowns are kept to a minimum; and (ii) enable the Company’s Business to continue operating as far as is reasonably possible in the event of a disaster, breach of security, error or breakdown.
               (v) None of the Licensed Software has been affected by any defects or faults that have caused any material interruption to the business of the Company and/or Atari at any time during the twelve (12) months prior to Closing, there are no defects caused by the Company and/or Atari relating to the Licensed Software, and the Licensed Software has the capacity and performance necessary to fulfil the present and foreseeable requirements of the Company’s Business.
               (vi) All Licensed Software is lawfully held and its use by the Company and/or Atari is in accordance with the terms on which it has been licensed to the Company and/or Atari and all copies held by the Company and/or Atari have been lawfully made.
          (n) Data Protection
               (i) The Company has obtained and maintained in force all registrations and notifications necessary or appropriate under the Data Protection Act 1998 (“DPA 1998”) in relation to the business and operation of the Company, including each registration relating to the obtaining, holding, processing, transfer and disclosure of personal data effected by the Company.

               (ii) The Company has at all times complied in all material respects with all relevant provisions of the DPA 1998 including the eight Data Protection Principles and any relevant analogous legislation in other jurisdictions in relation to the business of the Company.
               (iii) The Company has not received any notice, letter or complaint alleging a breach by it of the provisions of the DPA 1998 in relation to the business of the Company, nor has it received any notice, letter or complaint from the Data Protection Commissioner in relation to the business of the Company, there are no circumstances which might give rise to such notice, letter or complaint being served given or made.
               (iv) No individual has been awarded compensation from the Company under the DPA 1998, no claim for such compensation is outstanding, and, in the Company’s reasonable determination, there are no circumstances which might lead to any application for such an award being made.
               (v) No order has been made against the Company for the rectification, blocking, erasure or destruction of any data under the DPA 1998, no application for such order is outstanding and, in the Company’s reasonable determination, there are no circumstances which might lead to any application for such an order being made.
               (vi) No warrant has been issued under schedule 9 of the DPA 1998 authorising the Information Commissioner (or any of his officers or servants) to enter any of the premises of the Group.
     3.9 Tax Matters. There are no Taxes owed by the Sellers with respect to or that could affect the Acquired Assets and there are no Tax Liens or similar security interests with respect to any of the Acquired Assets that exist or could reasonably be expected to arise in connection with any failure (or alleged failure) of either Seller to pay any Tax, and no Tax Liens or similar security interests are threatened as a result of any failure of either Seller to timely pay any Tax.
     3.10 Accuracy of Information & Completeness of Disclosure Schedule. All information contained in the Disclosure Schedule is (or, when included in a post-Closing Section of the Disclosure Schedule, will be) complete, accurate and true and is not intended to be, nor is misleading because of any omission or ambiguity or for any other reason and where the information is expressed as an opinion, is truly and honestly held and not given casually, recklessly or without due regard for its accuracy. The full, complete, and executed copies of all of the agreements required to be listed in the Disclosure Schedule have been (or will be prior to Closing) provided to Purchasers.
     3.11 Absence of Material Changes. Since the Execution Date, there has not been any Material Adverse Change or Material Adverse Effect in the business, operations, prospect, assets, results of operations or condition (financial or other) of the Company’s Business.

     3.12 Litigation. Except for the matters set forth in Section 3.12 of the Disclosure Schedule, there is no (a) Proceeding pending or threatened against either Seller relating to the Company’s Business or the Acquired Assets, or (b) outstanding judgment, decree or injunction, against either Seller relating to the Company’s Business or the Acquired Assets.
     3.13 Financial Statements.
          (a) Delivery. The Sellers have delivered to the Purchasers true and complete copies of audited financial statements of the Company including balance sheets, statements of operations and retained earnings, and statements of cash flows as of and for the two (2) years ended March 31, 2005 (the “Audited Financials”) as well as its unaudited financial statements including a balance sheet, statement of operations and retained earnings, and statement of cash flows as of and for the year ended March 31, 2006 (such unaudited financial statements of the Company and any notes thereto being hereinafter referred to as the Company’s “Financial Statements” or, in the case of the Company’s balance sheet, the Company’s “Balance Sheet”). In addition, the Sellers have delivered to the Purchasers copies of the Company’s management accounts and bank statements as of the Closing Date and for the period commencing on March 31, 2006 and ending on June 30, 2006.
          (b) Accuracy. The Audited Financials and the Financial Statements are true and correct and fairly present the financial condition of the Company as of the respective dates thereof and the results of operations of the Company for the periods then-ended in accordance with GAAP applied on a consistent basis throughout the period involved.
     3.14 Books and Records. The Sellers’ books of account and other financial records and account records relating to the Sellers’ Inventory of Games, all of which have been made available to the Purchasers, are complete and correct in all material respects and have been maintained in accordance with sound business practices.
     3.15 Condition of Tangible Assets. All of the facilities of the Company and its equipment and other Tangible Personal Property are in good condition and repair (ordinary wear and tear excepted) and workable, usable, and adequate for the uses to which they have been put by the Company in the ordinary course of business, and none of such facilities and none of such Tangible Personal Property is in need of other than routine maintenance or repair. The Sellers have not received any notice of any violations of any requirement of law with respect to the Tangible Property or operations that have not been cured.
     3.16 Leases; Subleases. Section 3.16 of the Disclosure Schedule contains a complete list of each lease and sublease pursuant to which the Company or Atari, as the case may be, leases, as lessor or lessee, any real property interest used wholly or primarily in connection with the Company’s Business and each lease pursuant to which the Company or Atari, as the case may be, leases any type of property as to which the Purchasers’ inability to acquire the Company’s or Atari’s rights thereunder would have a Material Adverse Effect on the Purchasers’

ability to conduct the Company’s Business as it is being conducted on the Execution Date. Each such lease or sublease is valid and binding and is in full force and effect. The Company or Atari, as the case may be, is not in default under any such lease or sublease, and such Party has not received any notice from any Person asserting a default by the Company or Atari under any such lease or sublease.
     3.17 Company Employees. The Sellers have provided the Purchasers a complete list, set forth in Section 2.1(a)(iii) of the Disclosure Schedule, of all Company Employees, independent contractors and consultants.
          (a) The Sellers have disclosed, or will disclose by the Closing, complete and accurate details of:
(i)	the name, date of start of employment, period of continuous employment, job title, salary and other key benefits, normal working hours and location of each Company Employee;

(ii)	those Company Employees who are on secondment, maternity leave or absent because of disability or other long-term leave of absence (including last working day and expected date of return if known);

(iii)	the key terms of the contract of each current Company Employee;

(iv)	any Company Employee who, at the Execution Date hereof, has raised a grievance against the Company which has not been resolved (including the complete and accurate details of any such grievance);

(v)	any Company Employee currently working out their notice and stated reasons for leaving;

(vi)	all material customs and practices, all policies and procedures, all collective agreements, recognition agreements, workforce agreements and relevant agreements for the time, and all arrangements or assurances (whether or not legally binding) in relation to Company Employees’ employment;

(vii)	all employee liability information as set forth and defined in TUPE Regulation 11, and details of all information provided to and copies of all documentation provided to the representatives of the Company Employees pursuant to TUPE Regulation 13;

(viii)	those Company Employees who have received loans from the Company for house deposits and the amounts thereof, as set forth on Section 2.1(b)(ix) of the Disclosure Schedule.

          (b) No offer of a contract of employment has been made by the Company to any individual which has not yet been accepted or which has been accepted but where the individual’s employment has not yet started.
          (c) The Sellers have disclosed, or will disclose by the Closing, complete and accurate details of any and all independent contractors and consultants, together with key terms upon which such individual provides services, including:
(i)	the individual’s name and address;

(ii)	date of commencement with the Company;

(iii)	the location(s) at which the individual provides services;

(iv)	the individual’s role or capacity with the Company;

(v)	the law governing such individual’s agreement with the Company;

(vi)	the average number of hours per week or month such individual is required to perform services to the Company;

(vii)	the amounts payable by the Company for such services (including any benefits provided by the Company);

(viii)	whether such individual has a written agreement with the Company;

(ix)	the length of notice necessary to terminate the agreement with such individual;

(x)	terms governing the payment of PAYE, National Insurance and value added tax (VAT) in respect of any independent contractor or consultant providing such services; and

(xi)	terms governing the ownership of Intellectual Property Rights.
          (d) The Sellers have disclosed complete and accurate details of all benefits provided to Company Employees. The Company is not proposing to introduce any other benefits to any of the Company Employees.
          (e) The Company has no obligation to make any payment to any Company Employees on maternity leave in excess of statutory maternity pay and has not, in the twelve (12) months preceding the Closing Date, operated any discretionary practice of making any such excess payments to any Company Employees.
          (f) The Company has not provided, or agreed to provide, any loan, gratuitous payment or material gratuitous benefit to any Company Employee, officer or director of the Company within the past twelve (12) months.
          (g) No bonus, commission or remuneration under a profit-sharing arrangement has been paid or agreed to be paid, whether in writing or orally, to any present or former Company Employee, officer, director, advisor, independent contractor or consultant within the last twelve (12) months and no indication has been given by the Company that any such payment may be provided to any Company Employee, officer, director, advisor, independent contractor or consultant of the Company.
          (h) The Sellers have disclosed, or will disclose by the Closing, complete and accurate details and copies of, or where no agreement or documents exist, details of the following:
(i)	examples of all pro forma service agreements, contracts of employment, statement of terms and conditions or written particulars issued pursuant to Section 1 of the Employment Rights Act 1996;

(ii)	Company staff handbook;

(iii)	a sample of all written rules, policies and procedures relating to Company Employees not otherwise set out in any staff handbook;

(iv)	any trade union or staff/employee association recognition agreements, procedure agreements and collective agreements; and

(v)	health and safety records.
          (i) All contracts of service or consultancy or services with Company Employees, independent contractors or consultants can be terminated by three (3) months’ notice or less, except to the extent that United Kingdom law requires longer notice.
          (j) There is no agreement between the Company and any Company Employee or former Company Employee within the last twelve (12) months with respect to his or her employment, such person’s ceasing to be employed or such person’s retirement which is not included in the written terms of such individual’s employment or previous employment (and the written terms of any such former Company Employees have been disclosed to the Purchasers).
          (k) The Company has maintained up-to-date, adequate and suitable records regarding the service and terms and conditions of employment of each Company Employee.
          (l) Other than in the normal course of business, the Company is not obliged to increase the total annual remuneration payable to any Company Employees.
          (m) There is no outstanding commitment to alter the terms and conditions, remuneration or key benefits of any Company Employee.
          (n) Within the period of twelve (12) months preceding the Execution Date, the Company has not:
(i)	made or started implementation of any collective dismissals that have required or will require notification to any state authority or notification to or consultation with any trade union, works council, staff association or other body representing employees; or

(ii)	been a party to any transfer of a business or undertaking that has required or will require notification to or consulting with any trade union, works council, staff association or other body representing employees.
          (o) The Company has no obligation to make any payment, on the redundancy of any Company Employee listed on Section 3.17(o) of the Disclosure Schedule, in excess of the statutory redundancy payment as set forth on Section 3.17(o) of the Disclosure Schedule, and has not operated any discretionary practice of making any such excess payments to any Company Employees. The Company has no obligation to follow any contractual redundancy procedure.
          (p) The Company does not owe any amount to a present or former officer, director, independent contractor, consultant or Company Employee (including, but not limited to, any amount in relation to any schemes, policies, plans, benefits, sick pay, holiday pay, salary or other form of remuneration whether contractual or discretionary) other than for accrued remuneration, pension contributions or reimbursement of business expenses.
          (q) The Company has not, in the twenty-four (24) months preceding the Closing Date, to the extent it could be or become an Assumed Liability or otherwise become a liability of the Purchasers:
(i)	incurred any liability for breach or termination of any employment contract;

(ii)	incurred any liability for breach or termination of a consultancy agreement;

(iii)	incurred any liability for breach or termination of any agreements that relate to the development and/or exploitation of the Games;

(iv)	incurred any liability for breach or termination of any license agreement;

(v)	made or agreed to make a payment or provided or agreed to provide a benefit to any Company Employee in connection with the termination of employment; or

(vi)	been a party to any relevant transfer as defined in TUPE, or has failed to comply with any duty to inform and consult any appropriate representatives under such regulations.
          (r) The Company has, at all relevant times, complied in all material respects with all its obligations under statutes and otherwise concerning the health and safety at work of Company Employees and there are no reasonably foreseeable claims capable of arising or pending or threatened by any Company Employee or third party in respect of any accident or injury which are not fully covered by insurance.
          (s) The Company has, at all times, complied in all material respects with the provisions of Equal Pay Act 1970, Sex Discrimination Act 1975, the Race Relations Act 1976,

Trade Union and Labour Relations (Consolidation) Act 1992, Disability Discrimination Act 1995, Employment Rights Act 1996, Protection from Harassment Act 1997, Public Interest Disclosure Act 1998, Data Protection Act 1998, National Minimum Wage Act 1998, Human Rights Act 1998, Employment Relations Act 1999, Employment Act 2002, TUPE, Working Time Regulations 1998, Maternity and Parental Leave etc Regulations 1999, Transnational Information and Consultation of Employees Regulations 1999, Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Telecommunications (lawful Business Practice) (Interception of Communications) Regulations 2000, Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Employment Equality (Sexual Orientation) Regulations 2003 and/or Employment Equality (Religion or Belief) Regulations 2003.
          (t) Neither the Company, nor any person for whose acts the Company may be liable, is engaged in any litigation, arbitration or administrative proceedings that could be or become an Assumed Liability, nor are any such proceedings threatened or expected, and none are pending.
          (u) There are no facts or circumstances likely to give rise to any litigation, arbitration, administrative or criminal proceedings against the Company, or any person for whose acts it may be liable, that could be or become an Assumed Liability.
          (v) No liability to make any payment of any kind to any person who is or has been an officer or employee, which could be or become an Assumed Liability, has been incurred by the Company;
          (w) The Company is not subject to any order or judgement given by any court or governmental or other authority in any jurisdiction, department, board, body or agency or has not been a party to any undertaking or assurance given to any court or governmental or other authority, department, board, body or agency which is still in force, nor are there any facts or circumstances likely to give rise to the Company becoming subject to such an order or judgement or to be a party to any such undertaking or assurance in relation to Equal Pay Act 1970, Sex Discrimination Act 1975, the Race Relations Act 1976, Trade Union and Labour Relations (Consolidation) Act 1992, Disability Discrimination Act 1995, Employment Rights Act 1996, Protection from Harassment Act 1997, Public Interest Disclosure Act 1998, Data Protection Act 1998, National Minimum Wage Act 1998, Human Rights Act 1998, Employment Relations Act 1999, Employment Act 2002, Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended), Working Time Regulations 1998, Maternity and Parental Leave etc Regulations 1999, Transnational Information and Consultation of Employees Regulations 1999, Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Telecommunications (lawful Business Practice) (Interception of Communications) Regulations 2000, Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Employment Equality (Sexual Orientation) Regulations 2003 and/or Employment Equality (Religion or Belief) Regulations 2003 and/or in relation to breach of a contractual term or condition (whether express or implied), constructive dismissal and/or wrongful dismissal.

          (x) The Company is not involved in any dispute with any Company Employees or any trade union, works council or staff association representing Company Employees, and there are no circumstances with respect to the transfer that are likely to give rise to any such dispute.
          (y) No Company officer or Company Employee has given notice or is under notice of dismissal, nor are there any service contracts between the Company and its officers or Company Employees which cannot be terminated by the Company by twelve (12) weeks notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment).
          (z) The Company has not, since June 1, 2005, been involved in an industrial dispute.
          (aa) The Company does not have any other works or supervisory council or other body representing Company Employees which has a right to be represented or attend at or participate in any board or council meeting or a right to be informed, consulted or make representations in relation to the Company’s Business.
          (bb) The Company does not recognise a trade union and the Company has not received an application for recognition from a trade union.
          (cc) Particulars of all collective bargaining or procedural or other agreements with any trade union, group or organisation representing Company Employees and relating to any Company Employees have been disclosed to the Purchasers.
          (dd) The Sellers have disclosed complete and accurate details of:
(i)	any Company Employee request for information and consultation procedures received by the Company and made pursuant to and in accordance with Regulation 7 of the Information and Consultation of Employees Regulations 2004 and dated in the six (6) months prior to Completion; and

(ii)	any negotiations with Company Employees in which the Company is engaged pursuant to the Information and Consultation of Employees Regulations 2004.
     3.18 Employee Pensions.
          (a) Save for the personal pension schemes comprising the Group Personal Pension Plan (“GPP”), there is not in operation as of, or at any time prior the Closing Date, and no proposal has been announced by the Company to enter into or establish, any agreement, arrangement, custom or practice for the payment by the Company of, or payment by the Company of a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, or death for the benefit of an employee or an employee’s dependants.

          (b) All amounts due in respect of the personal pension schemes comprising the GPP from the Company have been paid in accordance with applicable statutory requirements.
          (c) Details of the basis on which the Company has undertaken to contribute to the personal pension schemes comprising the GPP have been fully disclosed to the Purchasers.
          (d) The GPP is approved and in relation to the personal pension schemes comprising the GPP no assurance, promise or guarantee, either written or oral, has been made or given to any individual of a particular level or amount of benefits to be provided for or in respect of such individual under any of the personal pension schemes on retirement, death or leaving employment.
          (e) The Company has duly complied with all applicable legal and administrative requirements relating to stakeholder pension schemes (as defined in Section 1(1) of the Welfare Reform and Pensions Act 1999) and has disclosed all details of the stakeholder pension schemes designated by the Company in relation to the Pensionable Employees.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASERS
     The Purchasers, jointly and severally, represent and warrant to the Sellers that the statements and information contained in this Article IV are true, complete and correct.
     4.1 Corporate Organization. The Purchasers are duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective organizations, with the corporate or similar power and authority to own and operate their respective businesses as presently conducted.
     4.2 Authorization; Validity and Effect of Agreement. The Purchasers have the requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by each of the Purchasers, the performance of its obligations hereunder and the consummation of the Contemplated Transactions have been duly authorized by its Board of Directors, and all other necessary corporate action on its part and no other corporate proceedings on its part are necessary to authorize this Agreement and the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Purchasers and, assuming that it has been duly authorized, executed and delivered by the Sellers, constitutes a legal, valid and binding obligation of the Purchasers, enforceable against the Purchasers in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing by the Sellers.
     4.3 No Conflict; Required Filings and Consents.

          (a) Neither the execution and delivery of this Agreement nor the performance by the Purchasers of their obligations hereunder, nor the consummation of the Contemplated Transactions, will (i) conflict with the provisions of either Purchaser’s articles of incorporation or bylaws or other organizational document; (ii) violate any statute, law, ordinance, rule or regulation, applicable to either Purchaser or any of the properties or assets of said Purchaser; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of either Purchaser under, or result in the creation or imposition of any Lien upon any properties, assets or business of the Purchasers under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which either of the Purchasers is a party or by which either of them or any of their respective assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on the Purchasers or on the Purchasers’ ability to perform their obligations under this Agreement.
          (b) Except as set forth in Section 4.3(b) of the Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Body or any other Person is required to be made or obtained by the Purchasers in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect on the Purchasers or on the Purchasers’ ability to perform their obligations under this Agreement.
     4.4 Litigation. There is no Proceeding instituted, pending or, to the knowledge of the Purchasers, threatened, against either of the Purchasers which, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect on their ability to perform their agreements and obligations under this Agreement, nor is there any outstanding judgment, decree or injunction, against either of the Purchasers which has or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Purchasers’ ability to perform their obligations under this Agreement.
     4.5 Available Funds. The Purchasers have sufficient funds and/or financial resources to satisfy all their obligations hereunder and in connection with the Contemplated Transactions on the terms and conditions set forth herein.

ARTICLE V
ADDITIONAL COVENANTS
     5.1 Covenants, Further Assurances and Rights Post Closing. The Parties agree that subsequent to the Closing:
          (a) Assistance of Sellers. The Sellers shall render all reasonable assistance to the Purchasers following the Closing to effect an orderly transition of ownership and control of the Acquired Assets.
          (b) Other Documents and Actions. The Parties shall execute such documents and take such additional actions as may be necessary and appropriate to carry out the purpose and intent of this Agreement. Each Party shall, from time to time, after the Closing Date, use commercially reasonable efforts to execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by the other Party and may be necessary to carry out the purposes and intents of this Agreement. It is further provided that the Sellers shall have sixty (60) days following the Closing Date to change the name of the Company and all associated accounts (including, but not limited to, bank, tax, email and postage accounts). In addition, Entertainment Limited confirms that, as a consequence of the transaction hereunder, it will become liable to register for VAT in the United Kingdom and further warrants that it will duly become VAT registered in the United Kingdom on or after the Closing Date and within the legal time limit for such registration.
          (c) Bulk Sales Laws. The Purchasers waives compliance by the Sellers with any applicable Bulk Sales Laws in connection with the Contemplated Transactions; provided, however, that the Sellers hereby agree to indemnify the Purchasers for any liability resulting from such non-compliance in accordance with Section 6.2 hereof.
          (d) Post-Closing Payment of Liabilities. In the event the Sellers have not, at or prior to the Closing, (i) settled all liabilities, payable debts, amounts due and obligations related to or which affect the Acquired Assets (this includes payments for all milestones approved by Sellers regardless of whether such have been invoiced to Sellers), including but not limited to the Driver Games and Franchise and Company Employees, then such outstanding debts and liabilities shall be deemed part of Retained Liabilities and shall be payable to the parties owed by Sellers upon written notice from Purchasers. The Sellers shall indemnify the Purchasers for any failure to pay such Retained Liabilities upon Purchasers’ demand.
          (e) Sellers’ Sell-Off Rights for the Games Other Than Driver: Parallel Lines. The Sellers shall have the exclusive right for a period of ninety (90) days following the Closing Date (the “Non-Parallel Lines Sell-Off Period”) to sell the on hand, already manufactured, Inventory of the Games other than the Driver: Parallel Lines Game (“Non-Parallel Lines Games”), and to receive all revenues for such Non-Parallel Lines Games sold by the Sellers prior to the end of the Non-Parallel Lines Sell-Off Period. Subject to Section 5.3, the Sellers shall be solely responsible for destruction of all Inventory of such Games on hand at the end of the Non-Parallel Lines Sell-Off Period and shall provide the Purchasers with (i) a written certificate of destruction, and (ii) proof of returns, if any. The Sellers shall be responsible for all liabilities arising from any returns, price protections, markdowns, credits, allowances and other deductions for such Games sold, shipped, distributed or otherwise put into the distribution channel before the end of the Non-Parallel Lines Sell-Off Period regardless of when such liabilities become due or claims are made. For avoidance of doubt, (i) after the Closing Date the Sellers shall not be entitled to manufacture or have manufactured any new quantities of the Non-Parallel Lines Games; and (ii) Sellers and/or their Affiliates shall not be entitled to sell any Non-Parallel Lines Games in any capacity after the Non-Parallel Lines Sell-Off Period (excluding inventory shipped into the channel). Sellers and/or their Affiliates shall not enter into any distribution agreements or sublicensing agreements or arrangements for such Non-Parallel Lines Games from the Execution Date forward.
          (f) Sellers’ Sell-Off Rights for Driver Parallel Lines. Until December 31, 2006, the Sellers shall be entitled to use, manufacture, sell, publish and distribute the Driver: Parallel Lines Game for the Sony PlayStation 2 (PS2) and Microsoft Xbox platforms only, but not the Sony PlayStation Portable (PSP) platform, and to receive all revenues for such Driver: Parallel Lines Games sold by the Sellers prior to such date (“Parallel Lines Sell-Off Period”). Subject to Section 5.3, the Sellers shall be responsible for the destruction of all Inventory of the Driver: Parallel Lines Game in its possession at the end of the Parallel Lines Sell-Off Period and shall provide the Purchasers with (i) a written certificate of destruction, and (ii) proof of returns, if any. The Sellers shall be responsible for all liabilities arising from any returns, price protections, markdowns, credits, allowances and other deductions for such Driver: Parallel Lines Games sold, shipped, distributed or otherwise put into the distribution channel during the Parallel Lines Sell-Off Period regardless of when such liabilities come due or claims are made. For avoidance of doubt, Sellers and/or their Affiliates shall not be entitled to use, manufacture, sell, publish or distribute the Driver: Parallel Lines Game in any capacity after the Parallel Lines Sell-Off Period (excluding inventory shipped into the channel). Sellers and/or their Affiliates shall not enter into any distribution agreements or sublicensing agreements or arrangements for the Driver: Parallel Lines Game from the Execution Date forward.
          (g) Sellers’ Covenant Not to Use Driver Games and Franchise Names. Except during the Sell-Off Periods specified under Sections 5.1(e) and 5.1(f) and in all marketing materials with respect to applicable Games shipped into the channel during such Sell-Off Periods, the Sellers and its Affiliates shall not use any names, logos, Trademarks and Service Marks and Internet Domain Names that are used in connection with the Driver Games and Franchise (including, without limitation, the following names: Driver, Driver 2, Driv3r and Driver: Parallel Lines) from the Closing Date forward.
          (h) Purchasers’ Rights. For the avoidance of doubt, the Purchasers or their Affiliates shall be entitled to manufacture or have manufactured all of the Games from the Closing Date and to fully otherwise exploit the Driver Games and Franchise subject only to the following exceptions. The Purchasers shall not exploit (i) the Non-Parallel Lines Games until after expiration of the Non-Parallel Lines Sell-Off Period and (ii) the Driver: Parallel Lines Games for solely the Sony PlayStation 2 (PS2) and Microsoft Xbox platforms until after expiration of the Parallel Lines Sell-Off Period. Notwithstanding anything to the contrary contained herein, from the Closing Date forward, the Purchasers shall be entitled to use and exploit the Driver Games and Franchise to create and develop new video games and entertainment properties other than the Games upon Closing, i.e., ports, sequels, and conversions.
          (i) OEM/Digital Distribution Contracts. If any OEM/Distribution Contracts that include Acquired Assets are not terminated as per the Sellers’ termination letter approved by Purchasers, Sellers shall use their best efforts to cause all of the parties to the OEM/Distribution Contracts to make all payments due or owed under such OEM/Distribution Contracts that are allocable to use of the Acquired Assets after the applicable Sell-Off Period(s) directly to the Purchasers, and to the extent Sellers are not able to cause parties to do that, Sellers shall transmit those payments (with detailed statements) due or owed with regard to sales after the applicable Sell-Off Period(s) to Purchasers within thirty (30) days after the applicable quarter in which they are received. After Closing, Purchasers shall have the right to require Sellers to terminate any non-terminated OEM/Distribution Contracts as to the Acquired Assets upon written notice from Purchasers, to the extent the Sellers have the right to do so under the applicable OEM/Distribution Contracts.
          (j) Company Employees. Purchasers shall not make more than five (5) employees of the Company redundant within ninety (90) days after the Closing Date.
          (k) Loans for House Deposits. With respect to loans received by current Company Employees (i.e., excluding Company Employees who are made redundant, or who are on garden leave, or who have opted out from the transfer) from the Company for house deposits, the obligations of such Company Employees regarding the house deposits will become Retained Assets, and Purchasers shall collect the remaining amounts owed by such Company Employees as of the Closing Date, when due, and shall pass such amounts onto Atari promptly after collection thereof. For the sake of clarification, Purchasers’ obligations under this Section 5.1(k) shall be in effect only for so long as the applicable Company Employees remain employed by the Purchasers or the Purchasers’ Affiliates; provided, that in the event that a current Company Employee terminates his or her employment with, or is terminated by, Purchasers or the Purchasers’ Affiliates, the Purchasers shall use commercially reasonable efforts to collect the remaining amounts owed by such Company Employee as of the date of termination, provided, that the Sellers shall waive any and all claims against the Purchasers in connection with such collection efforts.
     5.2 Acquired Future Revenues. The Sellers shall not commit any act or omission that might prejudice or otherwise impair in a material respect the Purchasers’ rights in and to the Acquired Future Revenues. The Sellers shall render all reasonable assistance to the Purchasers following the Closing to assist the Purchases in collecting the Acquired Future Revenues.
     5.3 Reporting the Inventory; Destruction of the Inventory; Certification. Within ten (10) calendar days after the Closing Date, the Sellers shall set forth the quantities of Inventory remaining on-hand as of the Closing Date on a post-Closing Section 5.3 of the Disclosure Schedule, and such quantities of Inventory shall be true, accurate and complete. The Sellers shall, and shall cause any Affiliate in possession of any Inventory which the Sellers are not entitled to sell pursuant to Section 5.1(e) or Section 5.1(f) hereof, to destroy all that Inventory (including, for the sake of clarification, all returns from the channel) in their possession or control. The Sellers shall bear all costs, fees and other expenses incurred by them in destroying any such Inventory as provided herein. As soon as practicable following the date set forth in Section 5.1(e) and Section 5.1(f), as applicable, but in any event within ten (10) calendar days following such date, the Sellers shall deliver to the Purchasers, written certification that all such Inventory has been destroyed. The Sellers will not manufacture or have manufactured excessive quantities of the Games outside the ordinary course of the Sellers’ conduct and practices prior to the Closing Date, or during the Parallel Lines Sell-Off Period for the Driver: Parallel Lines Game, and the Sellers will provide the Purchasers with weekly written Inventory reports during the Parallel Lines Sell-Off Period and the Non-Parallel Lines Sell-Off Period. The Sellers will manage the channel in the ordinary course of business so as not to damage or injure goodwill associated with the Driver Games and Franchise.
     5.4 Cooperation Concerning Inadvertently Omitted Intellectual Property or Contracts. The Parties acknowledge and agree that the Sellers may hold patents, trademarks, trade names, service marks, copyrights (and applications for and registrations of such patents, trademarks, trade names, service marks and copyrights), computer software programs or applications, licenses of publicity or privacy rights and third party licenses that are part of the Company’s Business and/or the Driver Games and Franchise but have not been listed on the Disclosure Schedule (“Additional IP”) or not provided during due diligence. Following the Closing, the Sellers shall work in good faith with the Purchasers to identify any Additional IP that the Purchasers have acquired. If the Purchasers believe that an asset owned by the Sellers constitutes Additional IP but the Sellers disagree, the Parties shall meet and confer and shall attempt to resolve such disagreement in good faith. To the extent that the Purchasers and the Sellers agree that an asset owned by the Sellers constitutes Additional IP, the Sellers shall take such action as the Purchasers may reasonably request (including, without limitation, the obtaining of any required third party Consents) to transfer such Additional IP to the Purchasers for no additional consideration; provided, however, that the Purchasers shall bear all costs and expenses of identifying any Additional IP and of any action required to transfer such Additional IP to the Purchasers. The Parties acknowledge and agree that the Additional IP shall not include any Retained Assets.
     5.5 Execution of Further Assignments. After Closing, the Sellers shall execute, at the request of the Purchasers, and deliver to the Purchasers, any further documents needed to evidence the full assignment to the Purchasers of all of the Sellers’ right, title and interest in the U.S. and foreign trademarks and copyrights that are defined herein as Intellectual Property Rights. To the extent that any such documents must be filed with any Governmental Body, the Purchasers shall be responsible for effecting such filing and shall pay any and all filing fees and related expenses, including legal fees and expenses, of effecting such filing.
     5.6 Public Announcements; Confidentiality. Except as otherwise required by law or if required in order to comply with any listing agreement with, or the rules or regulations of, any securities exchange on which securities of the Sellers, the Purchasers or any of their respective Affiliates are listed or traded, the Purchasers and the Sellers will consult with the other and obtain the written consent of the other before issuing any press releases or any public statements with respect to this Agreement and the Contemplated Transactions. The Purchasers do not anticipate that they will be required to make a copy of this Agreement (or any schedule or exhibit hereto) publicly available or to otherwise publicly disclose the terms of this Agreement by any law, listing agreement, rule or regulation. Atari may be required to file a copy of this Agreement with the U.S. Securities and Exchange Commission (and in such event, Atari shall give prior written notice to the Purchasers before filing such copy of this Agreement). In the event that the Purchasers determine at any time that any such disclosure is required by any law, listing agreement, rule or regulation, the Purchasers will work with the Sellers in good faith to disclose any commercially-sensitive information concerning the terms of this Agreement in a manner reasonably acceptable to the Sellers that complies with such law, listing agreement, rule or regulation. Any information provided to the Purchasers or its representatives pursuant to this Agreement shall be held by such Person in accordance with, and shall be subject to the terms of, the Confidentiality Agreements, if any, and each of the Sellers and the Purchasers shall comply with the Confidentiality Agreements as if it were a party thereto. Notwithstanding the foregoing, each of the Parties hereto will have the right to disclose the terms of this Agreement to their respective statutory auditors in order to comply with any accounting regulations.
     5.7 Tax Matters.
          (a) All Taxes of the Sellers for taxable periods beginning before the Closing Date and or after the Closing Date will be the sole responsibility and liability of the Sellers, including, but not limited to any Taxes, income or gains, that may come due from either Seller as a result of the execution of the Contemplated Transactions by the Sellers and Purchasers, including any potential VAT tax consequences for Sellers or Purchasers (other than with regard to sales of Inventory by the Purchasers in the ordinary course). The Sellers will indemnify the Purchasers against, and reimburse them for, any liability either of them may be found to have relating to Taxes (including, but not limited to, VAT) arising out of or payable because of activities of the Company, including income or gains Taxes (including, but not limited to VAT) relating to conduct of the Company’s Business before or after the Closing or as may come due as a result of the Contemplated Transactions.
          (b) The Sellers shall treat the sale of the Acquired Assets as a sale of assets by the respective Sellers for UK and US tax purposes and as a TOGC for UK tax purposes. The Sellers and the Purchasers shall, as promptly as may be practicable, and in any event within sixty (60) days following the Closing, cooperate with respect to the agreed upon allocation of the Purchase Price among the Acquired Assets and the Assumed Liabilities for Tax purposes as per Section 2.3 that is consistent with Section 1060 of the Code or any equivalent provision of English Tax law. Each Party shall reflect on its respective Form 8594, if it is required to file one, and any other Tax-related filings, the agreed upon allocation of the Purchase Price. Any agreement between the Sellers and Purchasers regarding allocation of the Purchaser with respect to the Acquired Assets shall remain in full force and effect after the Closing Date.
          (c) The Sellers shall keep, or require any successor to keep, all books and records required to be maintained by the Company under the laws of any applicable Governmental Body until at least December 31, 2011 and thereafter, the Sellers shall first notify in writing the Purchasers of their intent to destroy such books and records and give the Purchasers the opportunity to take the books and records before they are destroyed. Each Party agrees to reasonably furnish or cause to be furnished to the other Party, upon written request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Company as is reasonably necessary for the preparation of any financial statements or Tax Returns, including claims for refund, or in connection with any audit of Tax Returns or prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes.
     5.8 Compliance With Law. The Sellers and the Purchasers shall comply in all material respects with all applicable laws, regulations and directives in connection with the consummation of the Contemplated Transactions, including but not limited to United States law, United Kingdom law and European Union law.
     5.9 Leased Equipment.
          (a) All of leased furniture and equipment of the Company is collectively referred to as the “Leased Equipment” and listed on Section 5.9 of the Disclosure Schedule.
          (b) The Leased Equipment shall be deemed subleased to the Purchasers by the Sellers for a sublease period beginning effective as of the Closing Date and ending two (2) years from the Closing Date. Such sublease shall be governed by a sublease agreement that will contain terms and conditions (other than payment terms) consistent with the relevant terms and conditions of the equipment lease(s). The Sellers agree to work with the equipment lessors before the Closing to obtain the consent of the equipment lessors to the sublease arrangement contemplated by this Agreement, if it is needed.
     5.10 Covenant Not to Compete. For purposes of this Section 5.10, “Driver Game Theme” shall mean an interactive software product or game (a) with the central theme (“Game Central Theme”) being mission-based in which the game player attempts to accomplish various objectives either while driving or on foot (but primarily while driving) including, but not limited to, deliveries, getaways, chases, racing, car jacking and in-car shooting, and (b) including one or more of the following elements (“Game Elements”): (i) a variety of vehicles (by way of example, cars, bikes, trucks and buses); (ii) gameplay involving the use of weapons (by way of example, handguns, machine guns and grenade launchers), various types of vehicles complete with damage modeling and true, real-world physics reactions on all cars; (iii) playable characters (including, by way of example, police, undercover agents and criminals); (iv) locations are real cities including realism featuring recognizable landmarks on a worldwide basis; (v) timeframe and setting which includes past, present and future eras; (vi) playing modes including solo (training, free roaming mode, instant mission, story mode), multiplayer (split screen, face to face), (vii) director mode (by way of example, the ability to create and edit missions, tools to “film” a car chase and multiple views that allow the player to look around when driving); and (viii) a character called “Driver” or characters that have the qualities or features of the prior “Driver” characters in the Driver Games and Franchise, including, but not limited to, the central, “Driver” character in the Driver Games.
For a period of three (3) years after the Closing Date, Atari and its Affiliates, shall not, either directly or indirectly, carry on a business of developing and/or publishing any newly created original Intellectual Property Rights for an interactive software product or game for any platform that competes directly with the Driver Game Theme, excluding Atari’s and Infogrames’ current racing franchises existing on the Closing Date and any new Intellectual Property Rights (“Excluded IP”) based on any motion picture or television series released by a major Hollywood studio, so long as such existing franchises or Excluded IP are not altered in a manner to be substantially similar to the Driver Game Theme; provided, that the foregoing shall not limit Atari’s and its Affiliates’ right to purely distribute and republish any third party interactive software product or game, including any software product or game that competes directly with the Driver Game Theme; and provided further, that the “Test Drive Unlimited” game currently scheduled for release by Atari and/or Infogrames in fiscal year 2007 (“TDU”) shall not be deemed a competitive game hereunder provided that TDU, as released, is substantially similar to the versions and descriptions of TDU that currently exist. For the sake of clarification, this Section 5.10 shall not apply to any interactive software product, game or other intellectual property containing one or more of the Game Elements by themselves so long as either (1) such Game Elements are not used in a game which has the Game Central Theme or (2) the use of the Game Elements in the aggregate in and of themselves do not form a game which has the Game Central Theme.
After the Closing Date, Sellers and their Affiliates shall not ever use any of the Acquired Assets, including, but not limited to the Software (including, without limitation, Source Code and Tools, Technology and Engines) related to the Games and the Intellectual Property Rights thereto. For the sake of clarification and by way of example, without limiting the foregoing, Sellers and their Affiliates shall not ever use any of the Acquired Assets after the Closing Date for the “Transporter Game.”
     5.11 Covenant Not to Solicit. For a period of two (2) years after the Closing, Atari and its Affiliates, shall not, directly or indirectly, hire, retain or attempt to hire or retain or in any way interfere with the relationship between the Purchasers and any of the Company Employees.
     5.12 Temporary Contract Employees. As of the close of business on the Business Day prior to the Closing, except as set forth in Section 5.12 of the Disclosure Schedule, the Company shall terminate the engagement of any and all temporary contract employees engaged by the

Company to provide services with respect to the Company’s Business, in accordance with all applicable laws and contract provisions.
     5.13 Orchard Street Lease: No Sub-Lease with Edmondson. For so long as the Purchasers are sublessees to the Orchard Street Lease, the Sellers shall not sublease, rent or otherwise allow occupancy of the remaining square footage of the Orchard Street Lease to Martin Edmondson or any of his brothers, Affiliates, successors or assigns.
ARTICLE VI
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
     6.1 Survival of Representations, Warranties and Indemnification Obligations. The representations, warranties and indemnification obligations made by Sellers shall survive the Closing as follows: (a) all of Sellers’ representations, warranties and indemnification obligations with respect to Taxes shall survive the Closing for seven (7) years; (b) all of Sellers’ representations, warranties and indemnification obligations with respect to matters other than Taxes and Edmondson (as set forth in Section 6.2(e) below) shall survive the Closing for five (5) years; and (c) all of Sellers’ representations, warranties and indemnification obligations with respect to Edmondson shall survive the Closing in perpetuity.
     6.2 Indemnification by the Sellers.
          (a) The Sellers shall jointly and severally indemnify and hold the Purchasers and their Affiliates (including Ubisoft Entertainment S.A. and its subsidiaries and Affiliates) and their respective officers, directors, members, employees, legal representatives, agents, successors and assigns (the “Purchasers’ Indemnified Parties”) harmless from and against any and all losses, damages, liabilities, Taxes, sanctions, penalties, costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses), liquidated damages as set forth below, incurred by the Purchasers’ Indemnified Parties (collectively, “Purchasers’ Losses”), sustained as a result of or related to (i) any breach by the Sellers of any representation or warranty included in this Agreement or in any Related Agreement, (ii) any breach by the Sellers of any covenant included in this Agreement or in any Related Agreement, (iii) any Retained Liability or any unpaid Later Assumed Liability, (iv) for the sake of clarity any amount over and above the Later Assumed Liabilities or the Assumed Liabilities on Section 2.2(a) and Section 2.2(b) of the Disclosure Schedule; and with respect to any Taxes that may be owed prior to Closing or that come due with respect to the Acquired Assets after Closing but relate to the time period prior to Closing. With respect to a breach of the covenants set forth in Section 5.10, Section 5.11, Section 5.1(e) and Section 5.1(f), the Sellers shall pay liquidated damages as follows:
(i)	Breach of Covenant Not to Compete (Section 5.10): Five Million Dollars ($5,000,000).

(ii)	Breach of Covenant Not to Solicit (Section 5.11): The Company Employee’s salary for the last full year he or she was employed by the Company or the Purchasers, but not more than Two Hundred Thousand Dollars ($200,000) per occurrence/Company Employee.

(iii)	Breach of Covenant Not to Sell Games After Sell-Off Period (Section 5.1(e) and Section 5.1(f)): An amount equal to the revenues generated by Sellers from sales of Games (including the Driver: Parallel Lines Game, as applicable) after the applicable Sell-Off Periods, multiplied by three (3).
The Parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by the Purchasers as a result of the Sellers’ breach of any of the covenants set forth in Section 5.10, Section 5.11, Section 5.1(e) and Section 5.1(f), and that under the circumstances existing as of the Execution Date, the liquidated damages provided for in this Section 6.2(a) represents a reasonable estimate of the damages which the Purchasers will incur as a result of such breach, as applicable; provided, however, that this provision shall not limit the Purchasers’ right to receive reimbursement for attorneys’ fees, nor waive or affect the Purchasers’ right and the Sellers’ indemnity obligations under other sections of this Agreement. The Parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to the Purchasers.
          (b) The Purchasers shall jointly and severally indemnify and hold the Sellers and their stockholders and Affiliates and their respective officers, directors, members, employees, legal representatives, agents, successors and assigns (the “Sellers’ Indemnified Parties”) harmless from and against any and all losses, damages, liabilities, Taxes, sanctions, penalties, costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Sellers’ Indemnified Parties (collectively, “Sellers’ Losses”), sustained as a result of or related to (i) any breach by the Purchasers of any representation or warranty included in this Agreement or in any Related Agreement, (ii) any breach by the Purchasers of any covenant included in this Agreement or in any Related Agreement, (iii) any Assumed Liability.
          (c) Neither the Sellers nor the Purchasers, as applicable, shall have any indemnification obligations in connection with any aggregate claims that do not exceed the cumulative amount of One Hundred Fifty Thousand Dollars ($150,000); provided, that the foregoing indemnification floor shall not apply to any and all claim(s) in connection with (i) the Later Assumed Liabilities, or (ii) Acquired Contracts for which Sellers have not obtained Consents and which become Retained Contracts pursuant to Section 2.5(b)(ix), or (iii) Sellers’ independent contractor indemnification obligations pursuant to Section 6.2(f) below, or (iv) the Excess Rent Amount. Under no circumstances will the respective cumulative amount the Sellers or the Purchasers are required to pay due to their respective breaches of representations and warranties under this Agreement exceed Twelve Million Five Hundred Thousand Dollars

($12,500,000); provided, that any and all (i) Taxes indemnification obligations, (ii) amounts in connection with Sellers’ “Martin Edmondson” indemnification obligations pursuant to Section 6.2(e) below, and (iii) amounts in connection with Sellers’ independent contractor indemnification obligations pursuant to Section 6.2(f) below, shall be excluded from the foregoing limitation on liability.
          (d) The Sellers will keep the Purchasers indemnified in full against all actions, proceedings, claims, Purchasers’ Losses (including, without limitation, reasonable legal and other reasonable professional fees and expenses), and all other liabilities whatsoever, whenever arising or brought, arising directly or indirectly in connection with (i) the termination of the employment of any employee (whether or not terminated by the giving of notice and, if by the giving of notice, whenever that notice expires) by the Sellers up to and including the Closing Date; and (ii) any act or omission by the Sellers or any claim by any appropriate representative (as defined in TUPE) of any employee arising out of the failure of the Sellers to inform and consult with any appropriate representative or employee with regard to the affected employees (as defined by TUPE) provided that this indemnity shall not apply in respect of any liabilities whatsoever arising from any failure by the Purchasers to comply with its obligations under Regulation 13 of TUPE. The Purchasers agree that they shall indemnify the Sellers in full against all actions, proceedings, claims and losses (including, without limitation, reasonable legal and other reasonable professional fees and expenses), all other liabilities whatsoever arising directly or indirectly in connection with (i) the termination of employment of any employee of the Purchasers after the Closing Date (except with respect to the termination of a Company Employee for cause related to events occurring prior to Closing), or (ii) any failure of either of the Purchasers to perform its obligations pursuant to Regulation 13 of TUPE.
          (e) Edmondson Indemnification. Notwithstanding anything to the contrary contained herein, the Sellers shall indemnify the Purchasers’ Indemnified Parties harmless from any Purchasers’ Losses sustained as a result of or related to any claims, causes of actions made by Martin Edmondson or his successors or assigns (“Edmondson”) in relation to or arising out of the Compromise Agreement dated August 12, 2005 by and between the Sellers and Edmondson, any event or relationship between Edmondson and the Sellers, including but not limited to any matters relating to Driver: Parallel Lines or any matter or event occurring prior to Closing.
          (f) Independent Contractor Indemnification. Notwithstanding anything to the contrary contained herein, the Sellers shall indemnify the Purchasers’ Indemnified Parties harmless from any Purchasers’ Losses sustained as a result of or related to any additional PAYE or National Insurance liabilities relating to payments made to Company’s independent contractors prior to the Closing Date.
     6.3 Indemnification Claims.
          (a) Notice of Direct Claims. If the Purchasers or the Sellers become aware of facts or circumstances establishing that they have experienced or incurred any damages or losses under this Agreement or may experience or incur such damages or losses which will give rise to any claim for Purchasers’ Losses or Sellers’ Losses and a resulting right of indemnification under this Agreement, then the Purchasers or the Sellers, as the case may be, must give written notice (an “Indemnification Notice”) to the other of them of such claim (a “Claim”) as soon as reasonably practicable but in no event more than thirty (30) days after the Purchasers or the Sellers, as the case may be, have received written notice of such Claims (provided, that failure to give such notice shall not limit the Sellers’ or the Purchasers’ indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the notice adversely affects the Sellers’ or the Purchasers’ ability to defend against the Claim).
To the extent reasonably practicable, the Indemnification Notice will describe the nature, basis and amount of the Claim and include any relevant supporting documentation. If the Sellers or the Purchasers contest the propriety of a Claim described on an Indemnification Notice and/or the amount of damages alleged to be associated with such Claim, then the Sellers will deliver to the Purchasers, or the Purchasers will deliver to the Sellers, within thirty (30) calendar days after receipt of an Indemnification Notice, a written objection stating the objections that the Sellers or the Purchasers have with respect to the Claim (a “Disputed Claim”) contained in the Indemnification Notice. If the Sellers or the Purchasers, as the case may be, do not contest the Claim within such thirty (30) day period, then the Sellers or the Purchasers will be deemed to have waived their right to contest any dispute with regard to the Claim. Any undisputed Claims contained in the Indemnification Notice shall be deemed to be final and binding upon the Sellers or the Purchasers, as the case may be, and shall constitute a permitted Claim. If any Disputed Claims ultimately are resolved and it is determined that all or any portion of a Disputed Claim is in fact subject to indemnification pursuant to this Agreement, such Disputed Claim or portion thereof shall be final and binding upon Sellers or Purchasers and shall constitute a permitted Claim.
With respect to payment of the Sellers’ Losses, the Purchasers shall pay to the Sellers the Sellers’ Losses within sixty (60) days after any Claim or Disputed Claim is determined to be a permitted Claim. With respect to payment of the Purchasers’ Losses in connection with any Indemnification Notice received by the Sellers during a period of one hundred eighty (180) days after the Closing Date, the Purchasers shall receive payment from Holdback Funds as set forth in Section 6.4 below and the Escrow Agreement, and to the extent that the Purchasers’ Losses exceed the Holdback Funds, the Sellers will make the Purchasers whole for the balance within thirty (30) days of Purchasers’ demand for payment. With respect to payment of the Purchasers’ Losses in connection with any Indemnification Notice received by the Sellers after the end of one hundred eighty (180) days after the Closing Date, the Sellers shall pay to the Purchasers the Purchasers’ Losses within sixty (60) days after any Claim or Disputed Claim is determined to be a permitted Claim.
          (b) Third-Party Claims. Purchasers or Sellers against whom an indemnified third party Claim is made or brought shall give the other of them an opportunity to defend such Claim, at the indemnifying Parties’ own expense and with counsel selected by the indemnifying

Parties and reasonably satisfactory to the indemnified Parties, provided that the indemnified Parties at all times also shall have the right to participate fully in the defense at their own expense. If the indemnifying Parties elect not to assume the defense of such Claim (or if the indemnifying Parties shall be deemed to have waived its right to defend such Claim), the Parties against whom such Claim is made shall have the right, but not the obligation, to undertake the sole defense of, and to compromise or settle, the Claim on behalf, for the account, and at the risk and expense of the indemnifying Parties (including without limitation the payment by the indemnifying Parties of the attorneys’ fees of the indemnified Parties); provided, however, that if indemnified Parties undertake the sole defense of such Claim on behalf, for the account, and at the risk and expense of the indemnifying Parties, the Indemnified Parties shall defend such Claim in good faith and shall apprise the indemnifying Parties from time to time of the progress of such defense. If one or more of the indemnifying Parties assumes the defense of such Claim, the obligation of such indemnifying Parties hereunder as to such Claim shall include taking all steps necessary in the defense or settlement of such Claim. The indemnifying Parties, in the defense of such Claim, shall not consent to the entry of any judgment or enter into any settlement (except with the written consent of the indemnified Parties) which does not include as an unconditional term thereof the giving by the claimant to the indemnified Parties against whom such Claim is made a release from all liability in respect of such Claim (which release shall exclude only any obligations incurred in connection with any such settlement). If the Claim is one that cannot by its nature be defended solely by the indemnifying Parties, then the indemnifying Parties shall make available, at the indemnifying Parties’ expense, all information and assistance that the indemnifying Parties reasonably may request.
          (c) Later Assumed Liabilities. In addition to all other indemnification rights and claims that Purchasers may have or make hereunder, Purchasers shall have the right to funds from the Holdback Funds that are equivalent to the Later Assumed Liabilities or the full amount of £300,000 (or, the United States Dollar conversion of £300,000, which shall be based upon the noon buying rate in London on the Closing Date as reported by Reuters), as applicable, which shall be held as part of the Holdback Funds in escrow for twelve (12) months after the Closing Date. On or before July 13, 2007, the Sellers shall deliver to the Escrow Agent, with a copy to the Purchasers, a copy of the post-Closing final update to Section 2.2(b) of the Disclosure Schedule (the “Post-Closing Final Update”). If the Sellers fail to deliver a copy of the Post-Closing Final Update to the Escrow Agent and the Purchasers by July 13, 2007, then the Escrow Agent will release to the Purchasers the full amount of £300,000 (or, the United States Dollar conversion of £300,000, which shall be based upon the noon buying rate in London on the Closing Date as reported by Reuters), as promptly as practicable after July 28, 2007. It is further provided, that if the Sellers deliver the Post-Closing Final Update on or before July 13, 2007, the Purchasers may dispute the accuracy of such Post-Closing Final Update by delivering to the Sellers and the Escrow Agent, a written notice of such objection by July 28, 2007. In the absence of any dispute with respect to the Post-Closing Final Update, as promptly as practicable after July 28, 2007, the Escrow Agent will release to the Purchasers from the Holdback Funds a sum equal to the Later Assumed Liabilities as shown on the Post-Closing Final Update.

     6.4 Holdback Funds. For all Claims for which the Sellers are liable, or in relation to the Later Assumed Liabilities or Excess Rent Amount, Purchasers shall have the right to have the Escrow Agent release sufficient funds from the Holdback Funds to cover the liability or Excess Rent Amount, as the case may be, upon notice and on the other terms provided in the Escrow Agreement. If there are insufficient funds in the Holdback Funds, the Sellers will make the Purchasers whole for the balance within thirty (30) days of Purchasers’ demand for payment. For the sake of clarification, any Claim (for which the Sellers are liable) related to an asset purchased by Entertainment Limited shall be paid out of the Holdback Funds, regardless as to whether Holdings paid the full amount of the Holdback Funds into escrow or whether or not Entertainment Limited made any contribution to the Holdback Funds. Notwithstanding the general dispute resolution provisions contained herein, any dispute that arises between the Purchasers and the Sellers with respect to the Holdback Funds, or any claim that is made upon the Escrow Agent or the Holdback Funds by the Purchasers and/or the Sellers, shall be addressed pursuant to Section 2.5 of the Escrow Agreement.
ARTICLE VII
MISCELLANEOUS
     7.1 Counterparts. This Agreement may be executed in one or more counterparts, some of which may be executed by fewer than all the Parties or may contain facsimile signatures of some of the Parties. All of these counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Parties.
     7.2 Governing Law; Jurisdiction and Forum;
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any choice of law principles thereof that would apply the law of any other jurisdiction.
          (b) Each Party hereto irrevocably submits to the jurisdiction of any state or federal court located in the Borough of Manhattan in the State of New York in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action shall be heard and determined in a state or federal court of competent jurisdiction located in the Borough of Manhattan in the State of New York, and not in any other court. Each Party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Party hereto agrees that process in any Action arising out of or relating to this Agreement may be served by registered mail or in any other manner permitted by the rules of the court in which the Action is brought. The Parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United

States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
     7.3 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the Related Agreements), together with that certain Nondisclosure Agreement, dated as of February 27, 2006, entered into by Ubisoft Entertainment S.A. and Atari, contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein or therein.
     7.4 Expenses. Except as set forth in this Agreement, whether the Contemplated Transactions are consummated or not, all legal, investment bank, accounting and other costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such costs and expenses. Notwithstanding the foregoing, the Purchasers shall pay fifty percent (50%) and the Sellers shall pay fifty percent (50%) of the Escrow Agent’s fees and expenses hereunder.
     7.5 Attorneys’ Fees. If a legal proceeding is brought to enforce or interpret the provisions of this Agreement or any other agreement or instrument provided for herein or as to the rights or obligations of any Party to this Agreement or such other agreement or instrument, the prevailing Party in such action shall be entitled to recover as an element of such Party’s costs of suit, and not as damages, a reasonable attorney’s fee to be fixed by the court or the arbitrator. In an action for money damages, the Party that brings the action will be the prevailing Party if it recovers at least 75% of the sum it seeks, the other Party will be the prevailing Party if the Party that brings the action recovers less than 25% of the sum it seeks, and there will be no prevailing Party (and therefore each Party will bear its own costs) if the Party that brings the action recovers at least 25%, but less than 75%, of the sum it seeks (in each case, exclusive of interest). In an action seeking any other type of relief, the prevailing Party shall be the Party who is entitled to recover its costs of suit as ordered by the arbitrator, the court or by applicable law or court rules.
     7.6 Notices. All notices and statements under or relating to this Agreement or any of the Related Agreements shall be in writing and shall be delivered personally by hand delivery or national postal service, certified, return receipt requested, postage prepaid, Federal Express or other internationally-recognized receipted overnight courier service, or sent by a confirmed (confirmation report printed) facsimile transmission or via email with follow up copy sent by any of the aforesaid means (failure to send follow up copy by other means shall be deemed failed delivery of notice), to the intended Party at the address set forth below (unless notification of a change of address is given in writing). Notice shall be deemed delivered upon the date of personal delivery or facsimile transmission or email transmission or the date of delivery as indicated by Federal Express or other internationally-recognized receipted overnight courier service, or the date indicated on the return receipt from the national postal service.

(a) If to the Purchasers:	Cecile Russeil, Head of Business and Legal Affairs
Ubisoft Holdings, Inc.
625 Third Street, 3rd Floor
San Francisco, CA 94017
Fax: 415-547-4001
Email address: crusseil@ubisoft.fr

(b) With a copy to:	Cecile Russeil, Head of Business and Legal Affairs
Ubisoft Entertainment Limited
28, Rue Armand Carrel
93108 Montreuil
France
Fax: 011 33 1 4818 5973
Email address: crusseil@ubisoft.fr

With a copy to :	Daniel O’Connell Offner
Offner & Anderson, P.C.
1900 Avenue of the Stars, Suite 975
Los Angeles, CA 90067
Fax: 310-226-2422
Email address: doffner@offneranderson.com

If to the Sellers:	Atari, Inc.
417 Fifth Avenue, 8th Floor
New York, NY 10016
Attention: Kristina Pappa
Fax: 1-212-726-4214
Email address: kristina.pappa@atari.com

With a copy to:	David W. Bernstein
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Fax: 212-878-8375
Email address: david.bernstein@cliffordchance.com
     7.7 Brokers and Finders. The Sellers shall indemnify and hold the Purchasers harmless from any and all broker’s commissions, finder’s fees and similar payments that become payable in connection with this transaction pursuant to any agreement to which the Sellers are a party or as a result of any action taken or agreement made by the Sellers. The Purchasers shall indemnify and hold the Sellers harmless from any and all broker’s commissions, finder’s fees and similar payments that become payable in connection with this transaction pursuant to any agreement to which the Purchasers are a party or as a result of any action taken or agreement made by the Purchasers. The aforesaid indemnification obligations of the Sellers and the Purchasers shall be notwithstanding any other provision herein.
     7.8 Successors and Assigns. The terms and provisions of this Agreement will bind the Sellers and the Purchasers and their respective successors and permitted assigns. Except as otherwise expressly provided herein, neither this Agreement, nor any rights or obligations hereunder may be assigned by the Sellers, or any permitted assignee of the Sellers without the prior written consent of the Purchasers. Purchasers shall have the right to assign this Agreement or any rights or obligations hereunder to Ubisoft Entertainment S.A. or any Affiliate thereof or to any Affiliate or subsidiary of Holdings, which may be deemed by the Purchasers as the Purchaser(s) under this Agreement for tax purposes, if Holdings unconditionally guarantees the timely fulfillment by the assignee(s) of all its obligations under this Agreement and the Related Agreements.
     7.9 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     7.10 Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person not a Party hereto (and their successors and assigns) any rights or remedies hereunder.
     7.11 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.
     7.12 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Either Party hereto may, only by an instrument in writing, waive compliance by the other Party hereto with any term or provision of this Agreement on the part of such other Party hereto to be performed or complied with. The waiver by any Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. For the purposes of this Section, the Sellers will be considered to be a single Party and will be bound by any document executed by either Seller, and the Purchasers will be considered to be a single Party and will be bound by any document executed by either Purchaser.
     7.13 Interpretation. The Parties do not intend to create, nor shall anything in this Agreement be construed to create, a partnership or joint venture between or among any of the Parties.
     7.14 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held to be invalid, illegal or unenforceable to any extent, this

Agreement shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the Parties.
[Signature Page Follows.]

     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the date first above written.

PURCHASERS:

UBISOFT HOLDINGS, INC.,		UBISOFT ENTERTAINMENT LIMITED,
a company
a Delaware corporation		incorporated in the United Kingdom

By:	/s/ Yves Guillemot	By:	/s/ Yves Guillemot
Name:		Name:
Title:		Title:

SELLERS:

REFLECTIONS INTERACTIVE		ATARI, INC.,
LIMITED, a company		a Delaware corporation
incorporated in the United Kingdom

By:	/s/ Bruno Bonnell	By:	/s/ Bruno Bonnell

Name:	Bonnell Bruno	Name:	Bonnell Bruno
Title:	Director	Title:	CEO

Amendment to Asset Purchase Agreement
This amendment (“Amendment”) is made August 3, 2006, to that certain Asset Purchase Agreement (“Asset Purchase Agreement”) dated as of July 13, 2006, by and among Ubisoft Holdings, Inc., a Delaware corporation (“Holdings”), a wholly-owned subsidiary of Ubisoft Entertainment S.A., a société anonyme, and Ubisoft Entertainment Limited, a company incorporated in the United Kingdom (“Entertainment Limited”) (Holdings and Entertainment Limited, referred to herein collectively as the “Purchasers”), and Atari, Inc., a Delaware corporation (“Atari”), which is a majority-owned subsidiary of Infogrames Entertainment, S.A. (“Infogrames”), a société anonyme, and Reflections Interactive Limited, a company incorporated in the United Kingdom (the “Company”), a wholly-owned subsidiary of Atari (the Company, referred to herein collectively with Atari as the “Sellers,” and the Sellers are sometimes referred to individually herein as a “Seller”). The Purchasers and the Sellers are collectively referred to as the “Parties.” Any and all capitalized terms used but not defined herein shall have the same meanings set forth in the Asset Purchase Agreement.
In consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree to amend the Asset Purchase Agreement as follows:
1.	In Sections 2.2(b), 3.8(g), 6.3(c) of the Asset Purchase Agreement, the phrase:

“...or, the United States Dollar conversion of such limit of £300,000, which shall be based upon the noon buying rate in London on the Closing Date as reported by Reuters...”

shall be amended to read as follows:

“...or, the United States Dollar conversion of such limit of £300,000, which shall be the rate $1.00 equals £1.8666 ...”

2.	In Section 2.2(b) of the Asset Purchase Agreement, the phrase:

“...relate to or arise out of the mechanical rights thereto, which will be set forth in Section 2.2(b) of the Disclosure Schedule prior to Closing and updated each calendar quarter (with accompanying delivery of all related contracts executed during the previous quarter) during the twelve (12) month period, with a final update to be delivered by the Sellers within thirty (30) days after the end of the twelve (12) month period...”

shall be amended to read as follows:

“...relate to or arise out of the mechanical rights thereto, which will be set forth in Section 2.2(b) of the Disclosure Schedule prior to Closing and updated each calendar quarter (with accompanying delivery of all related contracts executed during the previous quarter) during the twelve (12) month period, with a final update to be delivered by the Sellers on or before July 19, 2007...”

3.	In Section 6.3(c) of the Asset Purchase Agreement, the following provisions:

“...On or before July 13, 2007, the Sellers shall deliver to the Escrow Agent, with a copy to the Purchasers, a copy of the post-Closing final update to Section 2.2(b) of the Disclosure Schedule (the “Post-Closing Final Update”). If the Sellers fail to deliver a copy of the Post-Closing Final Update to the Escrow Agent and the Purchasers by July 13, 2007, then the Escrow Agent will release to the Purchasers the full amount of £300,000 (or, the United States Dollar conversion of £300,000, which shall be based upon the noon buying rate in London on the Closing Date as reported by Reuters), as promptly as practicable after July 28, 2007. It is further provided, that if the Sellers deliver the Post-Closing Final Update on or before July 13, 2007, the Purchasers may dispute the accuracy of such Post-Closing Final Update by delivering to the Sellers and the Escrow Agent, a written notice of such objection by July 28, 2007. In the absence of any dispute with respect to the Post-Closing Final Update, as promptly as practicable after July 28, 2007, the Escrow Agent will release to the Purchasers from the Holdback Funds a sum equal to the Later Assumed Liabilities as shown on the Post-Closing Final Update...”

shall be amended to read as follows:

“...On or before July 19, 2007, the Sellers shall deliver to the Escrow Agent, with a copy to the Purchasers, a copy of the post-Closing final update to Section 2.2(b) of the Disclosure Schedule (the “Post-Closing Final Update”). If the Sellers fail to deliver a copy of the Post-Closing Final Update to the Escrow Agent and the Purchasers by July 19, 2007, then the Escrow Agent will release to the Purchasers the full amount of £300,000 (or, the United States Dollar conversion of £300,000, which shall be based upon the noon buying rate in London on the day before the Closing Date as reported by Reuters), as promptly as practicable after August 3, 2007. It is further provided, that if the Sellers deliver the Post-Closing Final Update on or before July 19, 2007, the Purchasers may dispute the accuracy of such Post-Closing Final Update by delivering to the Sellers and the Escrow Agent, a written notice of such objection by August 3, 2007. In the absence of any dispute with respect to the Post-Closing Final Update, as promptly as practicable after August 3, 2007, the Escrow Agent will release to the Purchasers from the Holdback Funds a sum equal to the Later Assumed Liabilities as shown on the Post-Closing Final Update...”

4.	The Disclosure Schedule that was delivered by the Sellers to the Purchasers simultaneously with the execution of the Asset Purchase Agreement shall be replaced in its entirety by a Disclosure Schedule updated as of August 3, 2006, attached hereto and incorporated herein as Appendix A.

5.	The portion of the Purchase Price actually to be paid to Atari at Closing as set forth in Section 2.3(a) of the Asset Purchase Agreement, i.e., Twenty-One Million Six Hundred Thousand Dollars ($21,600,000), shall be offset by the total amount of Eight Hundred Fifty Thousand Dollars ($850,000) as set forth on Appendix B (attached hereto).

2

Accordingly, the portion of the Purchase Price actually to be paid to Atari at Closing shall equal the amount of Twenty Million Seven Hundred Fifty Thousand Dollars ($20,750,000). After Closing, the Parties shall mutually agree on an adjustment to the total offset amount in connection with the amounts attributed to “Accrued Employee Vacation (no NI),” the “Stub Amounts NI (8/1-8/3) and (no NI) (8/1-8/3),” and Purchasers shall refund to Sellers the difference between the total offset amount and $850,000 minus the charges for converting the total offset amount or any part thereof from US dollars into UK pounds. For the purposes of the Asset Purchase Agreement and accounting, the offset amounts shall be treated as an offset not as a reduction in the total Purchase Price.

6.	In addition to, and not in contravention of, Sellers’ covenants and obligations as set forth in the Asset Purchase Agreement, when and wherever the Sellers own Source Code, Gold Masters, Software, Tools, Technology and Engines to the Games, the Sellers shall deliver to the Purchasers all such Source Code, Gold Masters, Software, Tools, Technology and Engines to the Games within thirty (30) days following the Closing Date (if the Sellers have not done so as of the Closing Date).

7.	In addition to, and not in contravention of, Sellers’ representations and warranties under the Asset Purchase Agreement with respect to the Licensed Software and all acquired license agreements relating thereto as set forth in Section 2.1(a)(i) of the Disclosure Schedule, the Sellers hereby represent and warrant that all license fees, advances, royalties, and other payments relating thereto have been paid in full for the applicable terms of the acquired license agreements as of the Closing Date (with the exception of 3D Studio Max); i.e., there are no undisclosed liabilities, payment obligations or past amounts due with respect to said acquired license agreements.

8.	The Sellers shall be responsible for the payment of Milestone 10 for the PSP Driver Game, which has been approved by the Sellers. For the sake of clarification, such Milestone 10 payment shall be part of Sellers’ Retained Liabilities after Closing.

9.	Except as expressly modified herein, all terms and conditions of the Asset Purchase Agreement, including defined terms, shall continue in full force and effect.
[Signature Page Follows.]

3

IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the Parties as of the date first above written.

PURCHASERS:

UBISOFT HOLDINGS, INC.,		UBISOFT ENTERTAINMENT LIMITED,
a company
a Delaware corporation		incorporated in the United Kingdom

By:	/s/ Yves Guillemot	By:	/s/ Yves Guillemot
Name:		Name:
Title:		Title:

SELLERS:

REFLECTIONS INTERACTIVE		ATARI, INC.,
LIMITED, a company		a Delaware corporation
incorporated in the United Kingdom

By:	/s/ Bruno Bonnell	By:	/s/ Bruno Bonnell
Name:	Bruno Bonnell	Name:	Bruno Bonnell
Title:	Director	Title:	CEO

4

APPENDIX A
UPDATED DISCLOSURE SCHEDULE

5

APPENDIX B

(8/3 11:00am fix USD/GBP exch
Reflections / Ubisoft	exch rate of :	1.8886	per JPMorgan Chase)

Projected items to net at closing [based on closing date of 8/3/06]
DRAFT 8-3-06

	USD $		exch rate	GBP £

Deduction from proceeds
Driver3 studio bonus — (sum of $414k bonus incl 12.8% NI):		$472,290	1.8886		£250,074
Employee admin bonus (incl 12.8% NI):		$26,148	1.8886		£13,845
Accrued employee vacation (no NI):		$176,636	1.8886		£93,528
Any stub period employee costs — salaries incl 12.8% NI (8/1-8/3):		$33,332	1.8886		£17,649
Any stub period employee costs — pensions (no NI) (8/1-8/3):		$1,569	1.8886		£831

50/50 split of refit costs to transfer — network (Conex option 1 incl VAT):		$910	1.8886		£482	(total of 963.50 / 2)
50/50 split of refit costs to transfer — air conditioning (Acrol incl VAT):		$1,738	1.8886		£920	(total of 1,840.05 / 2)
50/50 split of refit costs to transfer — security (Chubb intruder alarm (option 1) incl VAT):		$416	1.8886		£220	(total of 440.63 /2)
50/50 split of refit costs to transfer — security (Chubb access control system incl VAT):		$244	1.8886		£129	(total of 258.50 /2)

Prepaids add to proceeds
Bransby Wilson Parking (prepaid): prorata for balance of qtr	-$	$4,853	1.8886	-£	2,570
Water Rates (prepaid): to be determined after floors are split post closing
Council tax (prepaid): to be determined after floors are split post closing
Medical Benefits (prepaid): to extent prepaid — to be determined post closing

Buffer Amount		$141,569	1.8886		£74,960

Total		$850,000			£450,069

6